As filed with the Securities and Exchange Commission on October 31, 2012
Securities Act File No. _______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Corruven, Inc.

(Name of small business issuer in its charter)

Nevada	2430	01-0949620
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Alain Belanger, Chief Executive Officer

Corruven, Inc.

264 Notre Dame

Kedgwick, New Brunswick E8B 1H9

Canada

Phone: (877) 284-3101

Fax: (506) 284-3153

(Name, address and telephone number of agent for service)

Copies to:

Brad Bingham, Esq.

The Bingham Law Group

2173 Salk Avenue, Suite 250

Carlsbad, California 92008

Phone: (760) 230-1617

Fax: (760) 579-7699

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier registration statement for the same offering: ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Securities and Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	6,696,223	$0.65	$4,352,544.95	$593.69

(1) Estimated solely for the purpose of computing the amount of the registration fee and based upon the amount of consideration received by Corruven, Inc. pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). As of the date hereof, there is no established public market for the Common Stock being registered. Accordingly, and in accordance with Item 505 of Regulation S-K requirements, certain factors must be considered and utilized in determining the offering price. The offering price of $0.65 per was determined arbitrarily by us. The offering price is not based upon our net worth, total asset value, or any other objective measure of value based on accounting measurements. Should a market develop or occur for our securities, the market price may be far less than the offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “Commission”), acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, OCTOBER 31, 2012

CORRUVEN, INC.

6,696,223 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders (the “Selling Stockholders”) of an aggregate of 6,696,223 shares of our Common Stock, par value $.001, per share (“Common Stock”), all of which shares of Common Stock were issued to the Selling Stockholders. Selling Stockholders will sell their shares at a price of $0.65 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The shares of Common Stock are being registered to permit the Selling Stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution". We cannot assure you that the Selling Stockholders will sell all or any portion of the shares offered in this prospectus.

Currently, there is no public market for our Common Stock and no assurances can be given that a public market will develop or, if developed, that it will be sustained. We expect to file an application for the Common Stock to be traded on the OTC Bulletin Board. However, there can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board.

We will pay the expenses of registering these shares. We will not receive any proceeds from the sale of shares of Common Stock pursuant to this prospectus. All of the net proceeds from the sale of our Common Stock will go to the Selling Stockholders.

Investing in these securities involves significant risks. Investors should not buy these securities unless they can afford to lose their entire investment.

SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 31, 2012.

RED HERRING LANGUAGE—Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

TABLE OF CONTENTS

Summary	3
The Offering	5
Risk Factors
Use of Proceeds	12
Dilution	12
Determination of Offering Price	13
Business of the Company	14
Management's Discussion and Analysis of Financial Condition and Results of Operations	21
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	26
Management	26
Executive Compensation	28
Security Ownership of Certain Beneficial Owners and Management	28
Certain Relationships and Related Transactions	30
Description of Securities	30
Selling Stockholders	32
Plan of Distribution	34
Legal Proceedings	36
Legal Matters	36
Indemnification for Securities Act Liabilities	36
Experts	36
Where You Can Find More Information	36
Financial Statements	37

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SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Corruven", "Company", "we," "us," or "our" refer to Corruven, Inc..

Overview

Corruven, Inc. is a development-stage company that intends to develop and market a lightweight composite panel, the Corruven® composite panel (the “Corruven Composite Panel”), which we believe, when fully developed, will provide numerous advantages over conventional panels when used in applications including building materials, furniture components, transportation and in other potential industries and applications. As currently designed, the Corruven Composite Panels: (i) contain approximately 75% air making them extremely lightweight compared to other conventional panels; (ii) utilize approximately 25% of the raw material required to produce traditional panels (e.g.: FRP, Fiber Cement, MDF, HDF, OSB, plywood, etc.); and (iii) use environmentally friendly formaldehyde-free glues which increase our distinction in the “green product” market.

All of the intellectual property rights, including trademark rights and patent rights (collectively the “Corruven IP”), underlying the Corruven Composite Panel are owned by Corruven Canada, Inc. The patent applications are entitled "(Elastic) Waved Wood Assembly and Method of Making Same". The International Patent Application was filed on November 27, 2009 claiming a priority of November 28, 2008, and has since entered a national phase in Canada, the United States, Brazil, Chile, China, the European Patent Office, Israel, India and South Korea. The applications are currently pending in each of the aforementioned countries, except in Canada, where the patent has already issued. The Corruven® trademark is registered in Canada and in the United States. There can be no assurance any additional patents will be granted or, even if they are, that we will have the resources to enforce these patents through litigation or otherwise. In addition, patents granted by the Canadian Patent Office do not guarantee that competitors in overseas locations will not imitate our products, or patent similar products in other nations.

On July 5, 2010, the Company entered into an exclusive world-wide license agreement (the "License Agreement") with Corruven Canada, Inc. (“Corruven Canada”) a Canadian corporation of which the majority of the shares are owned and/or controlled by certain principal shareholders and Directors of the Company. The License Agreement granted the Company an exclusive world-wide license to manufacture, market, and sell the Corruven Composite Panels and to utilize any products, methods, structures, assemblies and devices which exist or may in the future be derived from, or utilize, the Corruven IP. The License Agreement also provides the Company with the right to sub-license the Corruven IP and will remain in force and effect until the expiration date of the patents.

Coincidentally with the granting of the License Agreement, the Company and Corruven Canada entered into a Research and Development Agreement (the “R&D Agreement”). The R&D Agreement, as amended, provides that Corruven Canada is required to perform all research and development related to the finalization and commercial application of the Corruven Composite Panel, for which the Company is required to pay: (i) a total of $1,653,274 over a five year period as follows: $495,982 on or before January 5, 2012; $440,873 on or before January 5, 2013; $385,764 on or before January 5, 2014; $330,655 on or before January 5, 2015; and (ii) $275,546 on or before January 5 of each following year thereafter for the life of the R&D Agreement. In addition the Company is required to pay to Corruven Canada a “development fee” of two percent (2%) of net sales proceeds of the Company after January 5, 2013. Title to the equipment and related machinery developed under the R&D Agreement will be owned by Corruven Canada.

During the period January 4, 2010 (inception) through the date of this Registration Statement, the Company raised a total of $1,331,621.50 in private financing from accredited or exempted investors. These funds were utilized primarily for research and development expenses and for the daily operating activities of the company.

We were incorporated under the laws of the State of Nevada on January 4, 2010 as Corruven, Inc. Our U.S. offices are located at the offices of our counsel, The Bingham Law Group, APC, at 2173 Salk Avenue, Suite 250, Carlsbad, California 92008. Our Canadian offices are located at 260 Notre-Dame Street, Kedgwick, New Brunswick E8B 1H9. We maintain a website at www.corruven.com, however, the information in, or that can be accessed through, our web site, is not part of this prospectus.

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The Product

The name “Corruven” comes from the amalgamation of two distinctive terms; “corrugation” and “veneer”. To “corrugate” is to shape into folds or parallel and alternating ridges and grooves. Veneer is a thin material that is glued to another material to improve the appearance or other attributes of the material to which it is being applied. The Corruven Composite Panels are created as an engineered structure composed at a basic level of a corrugated veneer core, proprietary glue, a special paper and two veneer faces.

The production concept requires heat pressing paper backed veneer sheets in a corrugated shaped press which creates the core of the lightweight panels. The outer face veneer sheets are then glued to the corrugated core material and structural outer edges of the panel are then installed. The Corruven Composite Panels can be customized with various materials found in industry to address specific customer requirements in terms of structure (wood species, plastics, steel, etc.) and faces (aluminum, HDF, laminates, paperboard, etc.). In addition to the composite panel technology protected by the Corruven IP, the proprietary materials and the entire production process and assembly line is a proprietary process that we believe none of our competitors maintain the knowledge or experience to replicate.

Our long term business model may be less subject to the manufacturing sector’s fluctuations because we ultimately plan to be in the business of (i) selling or licensing our production equipment to product manufacturers which allows us to (ii) generate revenue both from raw materials and ongoing royalties from the output of such licensed equipment. We believe our product and business model reaches a real need, demand, and trend for green products worldwide.

We are a development stage business and have had no revenue since our formation. There can be no assurance that we will complete the development of our product and marketplace, and even if completed that the marketplace will generate any revenues. Further, there can be no assurance that even if revenues are generated, that those revenues will be sufficient to enable the Company to maintain its operations. The Company believes it will need to secure additional financing in the future to continue to develop the product, attract customers, and start generating revenues. There can be no assurance that the Company will be able to raise additional capital.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. To date, proceeds of $1,330,621.50 generated from the sale of 20,058,646 shares of Common Stock and $100.00 generated from the sale of 100,000 shares of Preferred Stock have provided the funds to support the Company's operations through approximately December 31, 2012. Accordingly, the Auditor's Report included in our audited financial statements for the years ending December 31, 2010 and December 31, 2011 included language raising doubt about our ability to continue as a going concern. Our business plans estimate that we will need to raise additional capital to fund our operations after December 31, 2012 and there can be no assurance that we will be able to raise any or all of the capital required. However, without further funding, we anticipate running out of cash after December 31, 2012, and accordingly our current cash balances will not be sufficient to fund our operating expenses and the continued development of our marketplace after December 31, 2012. We have generated no revenues since our inception and have incurred a net loss of $969,068 and net cash used in operations of $944,059 as of June 30, 2012. Unless we begin generating revenues in the near future, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues. We cannot be certain that our business strategies will be successful or that will we generate significant revenues and become profitable. As such, we believe we will need to obtain additional public or private equity financings or debt financings in order to continue operations.

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THE OFFERING

Common Stock Outstanding before the Offering	20,058,646

Common Stock Offered by Selling Stockholders	6,696,223

Common Stock to be Outstanding after the Offering	20,058,646

Offering Price Per Share	$.65 (until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.)

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders.

Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our Common Stock.

Proposed Over-the-Counter Bulletin Board s\Symbol	CORR

The above information regarding Common Stock to be outstanding after the offering is based on 20,058,646 shares of Common Stock outstanding as of the date of this Registration Statement.

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An investment in our securities involves a very high degree of risk.

An investment in our securities IS HIGHLY SPECULATIVE.

DO NOT INVEST MONEY IN CORRUVEN THAT YOU CANNOT AFFORD TO LOSE.

YOU ARE STRONGLY ADVISED TO CONSULT WITH A REGISTERED AND LICENSED INVESTMENT PROFESSIONAL PRIOR TO PURCHASING ANY OF OUR SHARES.

In addition to the other information in this prospectus, you should carefully consider the following risk factors before investing in our securities. If any of the following risks were to actually occur, our business would likely suffer. Consequently, the price of our Common Stock could decline, and investors may lose all or part of their investment in our Common Stock and any other security discussed herein. There are several categories or risks and risk factors disclosed herein. Do not place too much emphasis on any particular category of risk or risk factors because each risk and each risk factor within each category may be applicable to another or several risk factor categories. Moreover, each risk in and of itself is sufficient to tremendously negatively impact the value of our Common Stock.

Risks Related to Our Business

We are a development stage company and we have limited history.

We are a development stage company that has very limited business operations. Our plans and businesses are “proposed” and “intended” but we may not be able to successfully implement them. As a development stage company we are subject to all of the risks, uncertainties, expenses, delays, problems, and difficulties typically encountered in the establishment of a new business. As a growth-stage company, our expected and future cash flows may be insufficient to meet expenses relating to our operations and the growth of our business, and may be insufficient to allow us to develop new and existing products. We expect that unanticipated expenses, problems, and technical difficulties will occur and that they will result in material delays in the development of our projects. We may not obtain sufficient capital or achieve a significant level of operations and, even if we do, we may not be able to conduct such operations on a profitable basis. We currently do not commercially market any product and we cannot be certain that we will ever be able to develop, manufacture, market or sell any product.

There is substantial doubt as to whether our Company can continue as a going concern.

We have generated no revenues since our inception and have incurred substantial losses. From the date of our inception through June 30, 2012, we have incurred a net loss of $969,068 and net cash used in operations of $944,059. Unless we begin generating revenues in the near future, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. Our business plans estimate that we will need to raise additional capital to fund our operations going forward and there can be no assurance that we will be able to raise any or all of the capital required. These factors indicate that we may be unable to continue as a going concern, particularly in the event that we cannot generate sufficient cash flow or raise sufficient capital to conduct our operations. Our financial statements do not include any adjustments to the value of our assets or the classification of our liabilities that might result if we would be unable to continue as a going concern.

We may experience difficulties that may delay or prevent our development, introduction or our products.

We intend to continue to invest in product and technology development. The development of new or enhanced products is a complex and uncertain process. We may experience research and development, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of our products or enhancements. We cannot be certain that:

-	any of the products under development will prove to be effective in generating sales demand;
-	we will be able to obtain, in a timely manner or at all, regulatory approval, if required, to market any of our products that are in development or contemplated; or
-	the products we develop can be manufactured at acceptable cost and with appropriate quality, or these products, if and when approved, can be successfully marketed.

The factors listed above, as well as manufacturing or distribution problems, or other factors beyond our control, could delay our product launch. In addition, we cannot assure you that the market will accept these products. Accordingly, there is no assurance that our overall revenue will increase if and when our products are launched.

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Investors may lose their entire investment if we fail to reach profitability.

We commenced business in January of 2010. We have no demonstrable operations record from which you can evaluate the business and its prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives. Investors should therefore be aware that they may lose their entire investment.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

Our success depends substantially upon the continued services of our executive officers and other key members of management, particularly our Chief Executive Officer Alain Belanger. We do not have an employment agreement with our Chief Executive Officer and, therefore, he could terminate his employment with us at any time. We do not maintain key person life insurance policies on our Chief Executive Officer. The loss of the services of our Chief Executive Officer could seriously harm our business.

Our Chief Executive Officer is also the Chief Executive Officer of Corruven Canada and such other company's interests may conflict with the best interests of the Company. The business interests of the Company and Corruven Canada may directly compete, and a conflict may arise with regard to the time devotion required of Mr. Belanger, or a corporate opportunity learned of by Mr. Belanger. To the extent that any conflict of corporate opportunity or in his fiduciary duties to both companies may arise in the future, the conflict will be resolved in favor of the Company. Notwithstanding, should Mr. Belanger not resolve any conflict that may arise between the Company and Corruven Canada, the Company may be adversely affected.

Our existing principal stockholder exercises control of our Company.

Mr. Alain Belanger, our Chief Executive Officer and a Director, will directly control a majority of our issued and outstanding common stock and 100% of our Series A Preferred Stock. Accordingly, Mr. Belanger will be able to control the election of directors and all other matters subject to stockholder votes. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, even if this change in control would benefit stockholders.

We need to attract qualified employees.

Our future success depends in large part upon our ability to attract, train, retain and motivate employees. Qualified individuals of the requisite caliber and number needed to fill positions are in short supply in some areas. Although we plan to offer competitive salaries and benefits, we may have to increase spending in order to retain present and future personnel. The success of our growth plan will be dependent on our ability to promote and/or recruit enough qualified personnel to support our future growth. The time and effort required to train and supervise new managers and employees may divert resources from our existing operations and negatively affect our operating and financial performance.

Supporting a future customer base could strain our personnel and corporate infrastructure, and if we are unable to scale our operations and increase productivity when necessary, we may not be able to successfully implement our business plan.

Our current management and human resources infrastructure is comprised of our officers and several outsourced consultants. Our success will depend, in part, upon the ability of our management to manage our proposed business effectively. To do so, we will need to hire, train and manage new employees as needed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational, financial and management controls and our reporting systems and procedures. If we fail to successfully scale our operations, we will be unable to execute our business plan.

Possible Fluctuations in the Cost of Materials

Our future financial condition and results may be affected by fluctuations in the cost of materials. The price and availability of these materials are subject to market conditions affecting supply and demand. Our potential profitability may be negatively affected by increases in material costs to the extent we are unable to pass on such higher costs to our customers.

If we deliver products with defects, our credibility may be harmed, market acceptance of our products may decrease and we may be exposed to liability.

The manufacturing and marketing of our products will involve an inherent risk of product liability claims. In addition, our product development is, and production will be, complex and could expose our products to defects. Any defects could harm our credibility and decrease future market acceptance of our products. In the event that we are held liable for a claim for which we are not indemnified or insured that claim could materially damage our business and financial condition. Even if we are indemnified, we may not be able to obtain reimbursement of our damages from the indemnifying party, because for example they do not have sufficient funds or insurance coverage to pay us. If a claim is made for which we have insurance coverage, we cannot be certain that the amount of such coverage will be sufficient, or that we will be able to collect on a claim when we make it.

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Because we have not yet begun to sell our products, we have not obtained insurance covering product liability claims or product recall claims against us. If and when we begin to market our products, such insurance may not be available to us, or not available on terms which we find acceptable. We may determine that the cost of such insurance is too high when compared to the risks of not having coverage and we may determine not to obtain policies insuring such risks, or we may obtain policies with a high deductible.

Our ability to grow our business may depend on developing a positive brand reputation and customer loyalty.

Establishing and maintaining a positive brand reputation and nurturing customer loyalty is critical to attracting new customers. We expect to expend reasonable but limited resources to develop, maintain and enhance our brand in the near future. If we are unable to develop, maintain and enhance our brand reputation and customer participation, our ability to attract customers will be harmed.

Our expansion strategy will be dependent upon the availability of adequate capital.

Our expansion strategy will require additional capital for, among other purposes, research and development, inventory, property and equipment, integration into new markets and other costs associated with our proposed business plan. If cash generated internally is insufficient to fund capital requirements, or if funds are not available, we will require additional debt or equity financing. Adequate financing may not be available or, if available, may not be available on terms satisfactory to us. If we fail to obtain sufficient additional capital in the future, we could be forced to curtail our expansion. As a result, there can be no assurance that we will be able to fund our current business plans.

Failure to fund continued capital expenditures could adversely affect results.

If our anticipated revenues substantially decrease as a result of market fluctuations or otherwise, we may have a limited ability to expend the capital necessary to maintain business operations at expected levels in the future, resulting in a decrease in revenue over time. If our expected cash flow from anticipated operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements.

We rely on a variety of intellectual property rights. Any threat to, or impairment of, these rights could cause us to incur costs to defend these rights.

We license the intellectual property to our proposed products from Corruven Canada, an affiliated licensor. In addition the management of the Company also acts as management in Corruven Canada and therefore inherent conflicts of interest may arise.

As a Company that plans to develop, manufacture and market branded products, we will rely heavily on the Corruven IP to protect our brand. Corruven Canada maintains a number of patent applications pending and we rely on such protection for certain of our technologies. There is a risk that third parties, including our competitors, will infringe on our licensed Corruven IP rights, in which case we or the parties owning such rights would have to defend these rights. There is also a risk that third parties, including our competitors, will claim that our products infringe on their intellectual property rights. These third parties may bring infringement claims against us or our customers, which may harm our operating results.

While we currently license certain U.S., Canadian and worldwide patent applications from Corruven Canada, we may need to pursue additional protections for our Corruven IP as we develop new products and enhance existing products and technologies. We may not be able to obtain appropriate protections for our Corruven IP in a timely manner, or at all. Our inability to obtain appropriate protections for our Corruven IP may allow competitors to enter our markets and produce or sell the same or similar products.

In addition to patents, we rely on a combination of trade secrets, nondisclosure agreements and other contractual provisions and technical measures to protect our Corruven IP rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. If these measures do not protect our rights, third parties could use our technology and our ability to compete in the market would be reduced. In addition, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our Corruven IP, and we may not have adequate remedies for the breach. We also may not be able to effectively protect our Corruven IP rights in some foreign countries.

We currently do not have adequate insurance coverage for claims against us.

We face the risk of loss resulting from product liability, securities, fiduciary liability, intellectual property, antitrust, contractual, warranty, environmental, fraud and other lawsuits, whether or not such claims are valid. In addition, we do not have adequate or in some cases, any product liability, fiduciary, directors and officers, property, natural catastrophe and comprehensive general liability insurance. To the extent we secure adequate insurance it may not be adequate to cover such claims or may not be available to the extent we expect. If we are able to secure adequate insurance our costs could be volatile and, at any time, can increase given changes in market supply and demand. We may not be able to obtain adequate insurance coverage in the future at acceptable costs. A successful claim that exceeds or is not covered by our policies could require us to pay substantial sums. Even to the extent we are able to acquire adequate insurance, we may not be able to afford to continue coverage through a policy period or in multiple and successive policy periods.

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Currency risks and fluctuations could negatively impact our Company.

We anticipate that some of our revenues may be received in currencies other than US Dollars. Foreign currency can fluctuate against the US dollar in which the Company’s financial statements are prepared. There is no assurance that any currency exchange will be favorable and given that some or our major expenses are fixed in US dollars, our operating results could be negatively impacted by such currency fluctuations.

Risks Related to Our Industry

We may become dependent on specific industries. Lower than expected growth or a downturn in demand for our products in those industries could adversely affect our results of operations.

The future sales of our products are dependent to a significant degree on the level of activity in the industries we may target. Because of the possible cyclical demand for our products, we may have short or long-term overcapacity. A decreased demand for wood products may result in an inability to maximize our resources. Furthermore, it is possible that our expected growth in demand from companies in the industries we target may not occur. The demand for such products can be adversely affected by several factors, including decreases in the level of new residential construction activity, which is subject to changes in economic conditions, increases in interest rates, decreases in population and other factors. Additionally, weakness in the economies of countries in which we intend to sell our products, especially in the United States and Canada, as well as any downturn or continuation of current downturns in these economies, are likely to have a material adverse effect.

Most of our current and potential competitors have longer operating histories, larger customer, greater brand recognition, greater access to brand name suppliers, and significantly greater financial, marketing and other resources than we do.

Most of our current and potential competitors can devote substantially more resources to the development of their business operations than we can at present. Larger, well-established and well-financed entities may acquire, invest in or form joint ventures with other established competitors or with specific product manufacturers, which will allow them pricing advantages due to economies of scale or pursuant to distribution agreements with suppliers. Some large product distributors may also have exclusive distribution agreements or protected territories in which they can sell specific brand name products at a significant discount, or territories in which they may seek to exclude us from selling a specific brand of product. These types of arrangements between our competitors and manufacturers and suppliers may limit our ability to distribute certain products and could adversely affect our revenues.

We may face significant competition in the markets in which we intend to sell our products, which could adversely affect both our potential share of those markets as well as the price at which we intend to sell our products.

When we become operational and commence offering our products, we will face strong competition from competitors in all of the countries and regions in which we intend to operate.  In the case of our products, we face competition from foreign competitors in other regions of the world. In the future we may face increased competition in other countries in which we intend to operate from domestic or foreign competitors, most of which have greater financial resources than we do. In addition, we may face increased competition as a result of existing competitors increasing their production capacity. An increase in competition in the wood market or other value added wood products markets could adversely affect both our potential share of those markets and the price at which we are able to sell our products.

We depend on free international trade and the absence of import and export restrictions in our principal markets.

Our ability to compete effectively in our proposed markets could be materially and adversely affected by a number of factors relating to government regulation of trade. Exchange rate manipulation, subsidies or the imposition of increased tariffs, or other trade barriers could materially affect our ability to move raw materials and/or finished products across national borders.  Thus, our business, financial condition, and results of operations could be adversely affected.

Some of our products may experience high price volatility, and prolonged or severe weakness in our proposed markets could adversely affect our financial condition and results of operations.

Our proposed products and their competitive products are a globally traded commodity and are subject to competition from manufacturers worldwide. Historical prices for our proposed products have been volatile, and we, like other participants in the industry, have limited influence over the timing and extent of price changes. Product pricing is significantly affected by the relationship between supply and demand in the building products industry. Demand is also subject to fluctuations due to changes in economic conditions, interest rates, population growth, weather conditions, and other factors. We are not able to predict with certainty market conditions and selling prices for our products and prices may decline from current levels. A prolonged and severe weakness in the markets could adversely affect our financial condition and results of operations.

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The majority of raw wood materials used to produce our wood products are supplied by outside mills and companies and the potential increased cost and limited availability of raw materials may have a material adverse effect on our business and results of operations.

We plan to procure the majority of the raw wood materials that we will use in our products from companies in the United States and internationally. We may not be able to create or maintain these relationships and secure the raw materials necessary to manufacture our products. In addition, the prices we pay for raw materials may increase as a result of higher fuel costs paid by our suppliers. An inability to secure the raw materials used in the production of our wood products or to transport such materials in a cost-effective manner could have an adverse effect on our operations. Prices of certain materials used in our products can be volatile and change dramatically with changes in supply and demand. Certain products may be purchased from overseas and may be dependent upon vessel shipping schedules and port availability. Further, certain of our suppliers may operate at or near capacity, resulting in some products having the potential of being put on allocation. The current credit crisis and its impact on the financial and housing markets may also impact our suppliers and affect the availability or pricing of materials. Our future sales levels and operating results could be negatively impacted by changes in any of these items.

Changes in environmental regulations to which we may be subject to could adversely affect our business, financial condition, results of operations, and prospects.

We may be subject to extensive and changing international, national and local environmental laws concerning, among other things, health, the handling and disposal of wastes, and discharges into the air and water. We expect to make substantial expenditures to complying with such environmental requirements. Environmental regulations have become increasingly stringent in recent years, particularly in connection with the approval of new projects, and this trend is likely to continue. Future developments in the establishment or implementation of environmental requirements, or in the interpretation of such requirements, could result in substantially increased capital, operating, or compliance costs or otherwise adversely affect our business, financial condition, results of operations, and prospects. Additionally, we may be subject to forestry management, endangered species, and other environmental regulations in these jurisdictions. Changes in such laws, or the interpretation of such laws, may require us to incur significant unforeseen capital or operating expenditures to comply with such requirements. The occurrence of such events could have an adverse effect on our business, financial condition, results of operations, and prospects.

Risks Related to this Offering and our Stock

Prospective investors are not independently represented.

Legal counsel to the Company does not act as counsel to any prospective investors in connection with this offering. Each prospective investor is urged to consult with his or her own legal counsel, accountant or other professional prior to any investment in our securities.

Issuing preferred stock with rights senior to those of our Common Stock could adversely affect holders of Common Stock.

Our charter documents give our board of directors (the “Board”) the authority to issue series of preferred stock (“Preferred Stock”) without a vote or action by our stockholders. The Board also has the authority to determine the terms of Preferred Stock, including, but not limited to, price, preferences and voting rights. The rights granted to holders of Preferred Stock may adversely affect the rights of holders of our Common Stock. For example, the Company currently has a class of Series A Preferred Stock issued and outstanding that provides such holders superior voting rights. In addition, the issuance of Preferred Stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. As a result, Common Stockholders could be prevented from participating in transactions that would offer an optimal price for their shares.

In order to execute our business plan, we expect we will need to raise additional capital. If we are unable to raise additional capital, we may not be able to achieve our business plan and our investors could lose their investment.

We may need to raise additional funds through public or private debt or equity financings as well as obtain credit from vendors to be able to fully execute our business plan. Any additional capital raised through the sale of equity may dilute our shareholders’ ownership interest. We may not be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds or credit from our vendors, we will be unable to execute our business plan.

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Our principal stockholders have the ability to exert significant control in matters requiring stockholder vote and could delay, deter or prevent a change in control of our Company.

Since our stock ownership is concentrated among a limited number of holders, including holders of our Preferred Stock, those holders have significant influence over all actions requiring stockholder approval, including the election of our Board. Through their concentration of voting power, they could delay, deter or prevent a change in control of our Company or other business combinations that might otherwise be beneficial to our other stockholders. In deciding how to vote on such matters, they may be influenced by interests that conflict with other stockholders.

We may issue additional shares and dilute shareholder ownership percentage.

Our bylaws allow the Board to issue Common Stock and Preferred Stock without stockholder approval. Currently, the Board is authorized to issue a total of 95,000,000 shares of Common Stock, of which 20,058,646 have been issued or reserved for issuance as of the date of this prospectus. In addition, the Board is authorized to issue up to 5,000,000 preferred shares, of which 100,000 shares are issued and outstanding as of the date of this prospectus. We may issue additional shares of Common Stock which could result in further dilution. If additional funds are raised through the issuance of equity securities, the percentage of equity ownership of the existing stockholders will be reduced. We are authorized to issue millions more shares of Common Stock and Preferred Stock. We have the right to raise additional capital or incur borrowings from third parties to finance our business. Our Board has the authority, without the consent of any of the stockholders, to cause us to issue more shares or our Common Stock and shares of our Preferred Stock at such price and on such terms and conditions as are determined by the Board in our sole discretion. The issuance of additional shares of capital stock by us would dilute the stockholders’ ownership in us.

Requirements associated with becoming a public company will require significant Company resources and management attention.

Following the filing of this Registration Statement, it is our goal is to become a public company, however, such goals are not guaranteed. We have not previously been subject to the reporting requirements of the Securities and Exchange Act of 1934 (the “Exchange Act”), or the other rules and regulations of the Commission or any securities exchange relating to public companies. We are working with independent legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure our investors that these and other measures we may take will be sufficient to allow us to satisfy our obligations as a public company on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies such as Sarbanes Oxley will create additional costs for us, will require the time and attention of management and will require the hiring of additional personnel and outside consultants. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact on our management's attention to these matters will have on our business. In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors' and officers' liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

If we become a public company, our stock price could be extremely volatile and, as a result, our investors may not be able to resell their shares at or above the price paid.

An active public market for our Common Stock may not develop or be sustained after this offering. Further, the market price of our Common Stock may decline below the price paid for by our shareholders.

Among the factors that could affect our stock price are:

-	industry trends and the business success of our vendors and franchisees;
-	actual or anticipated fluctuations in our quarterly and annual financial and operating results;
-	our failure to meet the expectations of the investment community and changes in investment community recommendations or estimates of our future operating results;
-	strategic moves by our competitors, such as product announcements or acquisitions;
-	regulatory developments;
-	litigation;
-	general market conditions;
-	other domestic and international macroeconomic factors unrelated to our performance; and
-	additions or departures of key personnel.

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The stock market has from time to time experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These kinds of broad market fluctuations may adversely affect the market price of our Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

Our shares are subject to the U.S. "Penny Stock" Rules and investors who purchase our shares may have difficulty re-selling their shares as the liquidity of the market for our shares may be adversely affected by the impact of the "Penny Stock" Rules.

Our stock is subject to U.S. "Penny Stock" rules, which may make the stock more difficult to trade on the open market. Our common shares are not currently traded on the OTC Bulletin Board, but it is the Company's plan that the common shares be quoted on the OTC Bulletin Board. A "penny stock" is generally defined by regulations of the Commission as an equity security with a market price of less than US$5.00 per share. However, an equity security with a market price under US$5.00 will not be considered a penny stock if it fits within any of the following exceptions:

(i) the equity security is listed on NASDAQ or a national securities exchange;

(ii) the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least US$5,000,000, or (b) average annual revenue of at least US$6,000,000; or

(iii) the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least US$2,000,000.

Our Common Stock does not currently fit into any of the above exceptions.

If an investor buys or sells a penny stock, Commission regulations require that the investor receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our Common Stock will be subject to Rule 15g-9 of the Exchange Act, which relates to non-NASDAQ and non-exchange listed securities. Under this rule, broker/dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share. Since our Common Stock is currently deemed to fall under penny stock regulations, it may tend to reduce market liquidity of our Common Stock, because they limit the broker/dealers' ability to trade, and a purchaser's ability to sell, the stock in the secondary market.

The low price of our Common Stock has a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our Common Stock also limits our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, the Company's shareholders may pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

We do not anticipate paying dividends on our capital stock in the foreseeable future.

We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of the instruments governing our existing debt and any future debt or credit facility may preclude us from paying any dividends.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of shares of Common Stock in this offering.

DILUTION

The Common Stock to be sold by the Selling Stockholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

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DETERMINATION OF OFFERING PRICE

The pricing of the shares of Common Stock has been arbitrarily determined and established by the Company. No independent accountant or appraiser has been retained to protect the interest of the investors. No assurance can be made that the offering price is in fact reflective of the underlying value of the shares of Common Stock. Each prospective investor is urged to consult with his or her counsel and/or accountant as to offering price and the terms and conditions of the shares of Common Stock. Factors to be considered in determining the price include the amount of capital expected to be required, the market for securities of entities in a new business venture, projected rates of return expected by prospective investors of speculative investments, the Company's prospects for success and prices of similar entities.

RELIANCE ON INFORMATION ONLY IN THIS PROSPECTUS

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

DIVIDEND POLICY

We have never declared or paid dividends on our Common Stock. We do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings, if any, for use in the operation and expansion of our business. Any future decision to pay dividends on Common Stock will be at the discretion of our Board and will be dependent upon our fiscal condition, results of operations capital requirements and other factors our Board may deem relevant.

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BUSINESS OF THE COMPANY

Forward Looking Statements

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

Overview

Corruven, Inc. is a development-stage company that intends to develop and market a lightweight composite panel, the Corruven® composite panel (the “Corruven Composite Panel”), which we believe, when fully developed, will provide numerous advantages over conventional panels when used in applications including building materials, furniture components, transportation and in other potential industries and applications. As currently designed, the Corruven Composite Panels: (i) contain approximately 75% air making them extremely lightweight compared to other conventional panels; (ii) utilize approximately 25% of the raw material required to produce traditional panels (e.g.: FRP, Fiber Cement, MDF, HDF, OSB, plywood, etc.); and (iii) use environmentally friendly formaldehyde-free glues which increase our distinction in the “green product” market.

All of the intellectual property rights, including trademark rights and patent rights (collectively the “Corruven IP”), underlying the Corruven Composite Panel are owned by Corruven Canada, Inc. (“Corruven Canada”), a Canadian corporation of which the majority of the shares are owned and/or controlled by certain principal shareholders and Directors of the Company. The patent applications are entitled "(Elastic) Waved Wood Assembly and Method of Making Same". The International Patent Application was filed on November 27, 2009 claiming a priority of November 28, 2008, and has since entered a national phase in Canada, the United States, Brazil, Chile, China, the European Patent Office, Israel, India and South Korea. The applications are currently pending in each of the aforementioned countries, except in Canada, where the patent has already issued. The Corruven® trademark is registered in Canada and in the United States. There can be no assurance any additional patents will be granted or, even if they are, that we will have the resources to enforce these patents through litigation or otherwise. In addition, patents granted by the Canadian Patent Office do not guarantee that competitors in overseas locations will not imitate our products, or patent similar products in other nations.

On July 5, 2010, the Company entered into an exclusive world-wide license agreement (the "License Agreement") with Corruven Canada. The License Agreement granted the Company an exclusive world-wide license to manufacture, market, and sell the Corruven Composite Panels and to utilize any products, methods, structures, assemblies and devices which exist or may in the future be derived from, or utilize, the Corruven IP. The License Agreement also provides the Company with the right to sub-license the Corruven IP and will remain in force and effect until the expiration date of the patents.

Coincidentally with the granting of the License Agreement, the Company and Corruven Canada entered into a Research and Development Agreement (the “R&D Agreement”). The R&D Agreement, as amended, provides that Corruven Canada is required to perform all research and development related to the finalization and commercial application of the Corruven Composite Panel, for which the Company is required to pay: (i) a total of $1,653,274 over a five year period as follows: $495,982 on or before January 5, 2012; $440,873 on or before January 5, 2013; $385,764 on or before January 5, 2014; $330,655 on or before January 5, 2015;and (ii) $275,546 on or before January 5 of each following year thereafter for the life of the R&D Agreement. In addition the Company is required to pay to Corruven Canada a “development fee” of two percent (2%) of net sales proceeds of the Company after January 5, 2013. Title to the equipment and related machinery developed under the R&D Agreement will be owned by Corruven Canada.

During the period January 4, 2010 (inception) through the date of this Registration Statement, the Company raised a total of $1,331,621.50 in private financing from accredited or exempted investors. These funds were utilized primarily for research and development expenses and for the daily operating activities of the company.

We were incorporated under the laws of the State of Nevada on January 4, 2010 as Corruven, Inc.. Our U.S. offices are located at the offices of our counsel, The Bingham Law Group, APC, at 2173 Salk Avenue, Suite 250, Carlsbad, California 92008. Our Canadian offices are located at 260 Notre-Dame Street, Kedgwick, New Brunswick E8B 1H9. We maintain a website at www.corruven.com, however, the information in, or that can be accessed through, our web site, is not part of this prospectus.

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We are a development stage business and have had no revenue since our formation. There can be no assurance that we will complete the development of our product, and even if completed that the marketplace will generate any revenues. Further, there can be no assurance that even if revenues are generated, that those revenues will be sufficient to enable the Company to maintain its operations. The Company believes it will need to secure additional financing in the future to continue to develop the product, attract customers, and start generating revenues. There can be no assurance that the Company will be able to raise additional capital.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. To date, proceeds of $1,330,621.50 generated from the sale of 20,058,646 shares of Common Stock and $100.00 generated from the sale of 100,000 shares of Preferred Stock have provided the funds to support the Company's operations through approximately December 31, 2012. Accordingly, the Auditor's Report included in our audited financial statements for the years ending December 31, 2010 and December 31, 2011 included language raising doubt about our ability to continue as a going concern. Our business plans estimate that we will need to raise additional capital to fund our operations after December 31, 2012 and there can be no assurance that we will be able to raise any or all of the capital required. However, without further funding, we anticipate running out of cash after December 31, 2012, and accordingly our current cash balances will not be sufficient to fund our operating expenses and the continued development of our marketplace after December 31, 2012. We have generated no revenues since our inception and have incurred a net loss of $969,068 and net cash used in operations of $944,059 as of June 30, 2012. Unless we begin generating revenues in the near future, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues. We cannot be certain that our business strategies will be successful or that will we generate significant revenues and become profitable. As such, we believe will need to obtain additional public or private equity financings or debt financings in order to continue operations.

The Product

The Corruven Composite Panels are created as an engineered structure composed at a basic level of a corrugated veneer core, proprietary glue, a special paper and two veneer faces. The production concept requires heat pressing paper backed veneer sheets in a corrugated shaped press which creates the core of the lightweight panels. The outer face veneer sheets are then glued to the corrugated core material and structural outer edges of the panel are then installed. The Corruven Composite Panels can be customized with various materials found in industry to address specific customer requirements in terms of structure (wood species, plastics, steel, etc.) and faces (aluminum, HDF, laminates, paperboard, etc.). In addition to the composite panel technology protected by the Corruven IP, the proprietary materials and the entire production process and assembly line is a proprietary process that we believe none of our competitors maintain the knowledge or experience to replicate.

Traditional Wood Panels

Over the years, a few techniques have been used to “flex” veneer, all of which have remained tied to a low production environment and rudimentary production equipment due to a very limited niche market. Briefly, 2-ply veneer is usually described as being wood-on-wood or paperbacked. However, through the years, the term has also been used for a product with 3 layers; 2 sheets of veneer that are bonded to each face of a paper backing. The flexing or tenderizing process (mechanical, no chemicals required) begins thereafter, conferring great flexibility to the veneer sheets in the direction of the wood grain.

Since the 1970’s, flexible veneer has been used exclusively in woodworker projects for decorative purposes (custom designs for furniture, architectural finishes, etc.). During the 1990’s, usage of 2-ply veneer was initiated in commercial packaging (wine bottles, etc.) but remains a low volume market. To this day, these applications remain the main commercial and industrial uses of 2-ply veneer.

With regards to Particleboard, Fiberboard, Flake board and such, these products were developed to use fiber waste generated from sawmill processes and provide a relatively low cost panel for non-structural applications (contrary to plywood and OSB). Although they remain interesting products for various purposes, their weight, glue and formaldehyde content and poor track record in humid conditions leave several sectors of manufacturing looking for alternative solutions.

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Corruven Composite Panels; The New Generation of Paneling

We believe the Corruven Composite Panels provide numerous advantages over the traditional type wood panels and boards for applications in a multitude of sectors focused mainly within the building materials, furniture and transportation sectors. One of its interesting particularities is that our panels contain approximately 75% air, which makes them extremely lightweight compared to other conventional panel (e.g. FRP, Fiber Cement, MDF, HDF, OSB, Plywood, etc.). We do not intend to replace products traditional products in all applications, but rather in those applications which generate the most value for the end user (i.e. weight reduction in the construction and transportation sectors).

Furthermore, we believe the Corruven Composite Panel is one of the “greenest” panels on the market today by reducing the need for and therefore preserving approximately 75% of the raw materials necessary for competing panels (thus reducing our production line capital costs as well) and allowing for final assembly closer to market and therefore substantially reducing the CO2 emissions associated with transportation.

This is contrary to large traditional panel manufacturers which require a very large infrastructure in one place to maximize plant output due to high capital costs related to production line equipment. We believe our production model will allow us to significantly reduce transportation costs, giving us and our clients a sharp advantage on our competitors when it comes to delivering product to market.

Market for the Product

The Corruven Composite Panel is oriented towards a multitude of markets where a combination of lightweight and relative strength is required, such as furniture components, watercraft/boat components, industrial packaging and Recreational Vehicles. Furthermore, with an edged panel, the insulation factor becomes appealing for ceiling overhead panels as well as acoustic applications (speaker enclosures, sound barriers). We believe our products provide advantages over traditional wood panels including:

-	Opportunity to considerably reduce shipping costs due to the products light weight and potential to conduct final assembly closer to end user/market;
-	The Corruven Composite Panel, with its light weight, low production costs and overall green appeal can help manufacturers gain a competitive edge by reducing their respective product weight without retooling their production line and, as an added bonus, reap the advantages of using an “eco-friendly” product.
-	The fact that the Corruven Composite Panel manufacturing process and machinery requires significantly less capital investment than other traditional panel production lines, we can consider assembling the panels as close as possible to end user/market, thus considerably reducing final product transportation costs.
-	With the ability to use various grades of veneer as panel faces, it will be to our advantage to attract premium markets by adding exotic/high quality veneer faces, thus considerably increasing the potential return on investment and product notoriety.

Initial Commercial Applications

Large scale users of traditional wood panels, in mostly non-structural applications, are usually furniture manufacturers and cabinet makers. The shipping and handling costs of their products, due to increasing crude oil prices and overall cost increases therewith, are forcing these sectors to reconsider the design of their products and further manage the weight of said products, especially in connection with shipping expense.

Because of the interest expressed in the furniture manufacturing sector for light weight panels, it is our intent to allocate a large portion of our startup production to this market. However, the overall focus for Corruven Composite Panel will be to penetrate markets attracting premium pricing for added value products, such as natural wood finished ceiling tiles, luxury jet interior design, marine/yacht cabinetry & design and other lower volume / higher margin sectors. Other sectors like marine and aviation require light weight panels offering a high quality finish to maintain the luxury niche while reducing the overall weight of their products.

The following market analysis covers the four (4) key market segments we initially plan to penetrate.

1. Furniture

We believe that furniture and cabinet manufacturers are actively seeking lightweight panels for their products. One of the furniture industry’s major concerns is not being able to ship their products via standard shipping (UPS, FedEx, etc.) because of the weight of their products and the added costs that are attributable to weight. We believe that furniture and cabinets manufactured using our light weight panels would reduce these shipping weight costs and allow for more use of the standard shipping options.

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2. Marine, Recreational Vehicles and Aviation

We believe this market represents an opportunity for our light weight Corruven Composite Panel. The Market already utilizes lightweight panels and we believe our panels present a viable alternative.

We will manufacture our Corruven Composite Panels following strict industry guidelines regarding requirements of product stability and moisture resistance. We expect we may have to use a more moisture resistant core product to comply with industry standards. Several products are available, including the utilization of Teak wood sheets to produce the panels to increase marine appeal and humidity tolerance.

3. Shelves and Shelving Units

The current materials utilized for shelves and shelving units are mostly particleboard and MDF. These products are unnecessarily very heavy and oversized. The large quantity of material (and weight) is not necessary to support the products’ own structure. The Corruven Composite Panel, when utilized in this application, would make a much lighter product that is both easier to handle and less costly to ship.

4. Ceiling Tiles

This is a niche market. We believe this segment would be willing to pay a premium price for our product as it offers all of the key product characteristics with reduced weight and shipping costs.

Competition

When we become operational and commence offering our Corruven Composite Panels, we will face strong competition from competitors in all of the countries and regions in which we intend to operate.  In the case of our products, we face competition from foreign competitors in other regions of the world. In the future we may face increased competition in other countries in which we intend to operate from domestic or foreign competitors, most of which have greater financial resources than we do. In addition, we may face increased competition as a result of existing competitors increasing their production capacity. An increase in competition in the wood market or other value added wood products markets could adversely affect both our potential share of those markets and the price at which we are able to sell our products.

A multitude of wood and composite panels are offered on the market today. All of them are conceived and marketed to respond to a market need. Most of these businesses are relying on large volumes to generate revenue (requiring great quantities of raw material) to earn income, as their gross margins are small. The summary below and product specific comments give an overview and non-inclusive summary of the competition that the Company believes it faces.

Honeycomb

The most popular type of light weight panel is the “honeycomb” type which is a cardboard (or other materials such as aluminum or fiberglass) core, whose configuration resembles “honeycomb”, sandwiched between other substrates serving as faces (Veneer, HDF, Hardboard, Aluminum, Stainless steel, rubber, vinyl). The honeycomb core material is stretched or preformed into a hexagonal structure to which is bonded facing skins to form the sandwich panel. The bonding process for Honeycomb Panels is carried out in a heated hydraulically controlled press to ensure uniformity of each panel. The panel remains in the press during the adhesive curing process. The cost of producing honeycomb structures is high and requires sophisticated and expensive equipment and when adding the use of higher cost materials such as aluminum or fiberglass for the production of the honeycomb structure, the sheer cost of such panels is prohibitive for many sectors.

The advantage of honeycomb structures, is the light weight it confers to a panel. However, honeycomb core panels require costly adapted hardware/anchoring systems, costly fabrication processes and sophisticated equipment.

World-wide distribution is limited to a few large-large scale manufacturers including:

-	Egger, an Austrian company producing a product line called EuroLight;
-	CCV (Canadian Commercial Vehicles) Corporation produces composite panels, mostly for the automotive industry;
-	Cascades, a North American Company, has a product line called Enviropac oriented towards the packaging industry; and
-	Bellcomb Technologies, a North American Company based in Minnesota, offers a variety of composite panel solutions with honeycomb structures.

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Particleboard

The particleboard panel is a product generally utilized for interior applications. It is an engineered wood product manufactured from wood particles, such as wood chips, sawmill shavings, or even saw dust, and a synthetic resin or other suitable binder, which is pressed and extruded. Particleboard is a type of fiberboard, a composite material, but it is made up of larger pieces of wood than medium-density fiberboard and hardboard.

Particleboard is cheaper, denser and more uniform than conventional wood and plywood and is substituted when appearance and strength are less important than cost. However, particleboard can be made more attractive by painting or the use of wood veneers that are glued onto surfaces that will be visible. Though it is denser than conventional wood, it is the lightest and weakest type of fiberboard, except for insulation board. Medium-density fiberboard and hardboard, also called high-density fiberboard, are stronger and denser than particleboard.

A major disadvantage of particleboard is that it is very prone to expansion and discoloration due to moisture, particularly when it is not covered with paint or another sealer. Accordingly, it is rarely used outdoors or places that have high levels of moisture

Medium Density Fiberboard (MDF)

Medium-density fiberboard (MDF or MDFB) is an engineered wood product formed by breaking down softwood into wood fibers, often in a defibrator, combining it with resin, and forming panels by applying high temperature and pressure. It is a building material similar in application to plywood but made up of separated fibers, not wood veneers. It is denser than normal particleboard.

Benefits of MDF:

-	Some varieties are less expensive than many natural woods;
-	Isotropic (no grain), so no tendency to split;
-	Consistent in strength and size;
-	Flexible. Can be used for curved walls or surfaces; and
-	Shapes well with a router.

Drawbacks of MDF:

-	Heavier (due to the resins weights);
-	Swells and breaks when waterlogged;
-	Warps or expands if not sealed;
-	Contains urea-formaldehyde which may cause eye and lung irritation when cutting and sanding;
-	Dulls blades more quickly than many woods; and
-	Subject to significant shrinkage in low humidity environments

High Density Fiberboard (HDF or Hardboard)

Similar to MDF panels, the HDF or Hardboard is produced under increased pressure and temperature conditions. With its higher density Hardboard, also called high-density fiberboard, is a type of fiberboard, which is an engineered wood product. It is similar to particleboard and medium-density fiberboard, but is denser and much stronger and harder because it is made out of exploded wood fibers that have been highly compressed. It differs from particleboard in that the bonding of the wood fibers requires no additional materials, although resin is often added. Unlike particleboard, it has significant structural strength and will not split or crack. It is used in construction and furniture.

Plywood

Plywood is a type of engineered wood made from thin sheets of wood veneer called plies or veneers. The layers are glued together, each with its grain at right angles to adjacent layers for greater strength. There are usually an odd number of plies, as the symmetry makes the board less prone to warping, and the grain on the outside surfaces runs in the same direction. The plies are bonded under heat and pressure with strong adhesives, usually phenol formaldehyde resin, making plywood a type of composite material. Plywood is sometimes called the original engineered wood. The plies are usually 3mm in thickness.

A common reason for using plywood instead of plain wood is its resistance to cracking, shrinkage, twisting/warping, and its general high degree of strength. It has replaced many dimensional lumbers on construction applications for these reasons.

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Raw Materials

Production startup will require a steady supply of low grade veneer and composite sheets to produce the Corruven Composite Panel cores as well as other composite substrates required as per potential client’s request for face finishes. Such supply can be provided from local producers as well as overseas suppliers. The overseas market for veneer and composite sheets is both a cost efficient and reliable source of raw material. The raw material cost is significant for those overseas operators but their manufacturing is stronger and sees greater value than we do domestically.

The required grade of veneer and composite to produce the Corruven Composite Panel corrugated cores is considered of low value and in abundance in present market conditions, without any projected changes in the near future. Therefore, this underutilized resource use benefits everyone: the sellers get income for an often unwanted product and the Company obtains its raw material at reduced costs. Cosmetic defects do not affect the quality of our final product as these layers reside within the panel. The difference, once again, is that visual defects (knots, stains, discoloration) do not affect the Corruven Composite Panel, thus reducing raw material cost.

Marketing

We anticipate that our future marketing activities may include all or some of the below activities:

-	Press releases and nurturing relationships with industry thought leaders to gain third-party validation and generate positive coverage for the Company;
-	Participation in industry events and trade shows, etc. to create customer awareness, trust and enthusiasm;
-	Search engine marketing and search engine optimization;
-	Web site development and design to create a pleasant and productive user-experience, engage and educate prospects and generate interest through information and demonstration, case studies, and marketing collateral;
-	Marketing campaigns to capture leads, promote the brand, conduct surveys and communicate information about our products;
-	Use of customer testimonials and case studies;
-	Promotions, partnerships and sponsorships as appropriate;
-	Advertising in industry related websites, blogs, e-newsletters and publications; and
-	Industry contacts and relationships.

Customer Service and Support

We anticipate that following the commercial launch of our Corruven Composite Panel, basic customer support during business hours will be available to Corruven customers.

Environmental and Other Regulatory Matters

Our proposed operations may be subject to extensive U.S., Canadian and other international federal, state and local environmental laws and regulations relating to, among other things, the generation, storage, handling, emission, transportation and discharge of regulated materials into the environment. Permits may be required for certain of our operations, and these permits may be subject to revocation, modification and renewal by issuing authorities. Governmental authorities may have the power to enforce compliance with their regulations, and violations may result in the payment of fines or the entry of injunctions, or both. We may also incur liability for investigation and clean-up of soil or groundwater contamination on or emanating from our proposed facilities at which regulated materials are located where we are identified as a responsible party. We do not believe we will be required under existing environmental laws and enforcement policies to expend amounts that will have a material adverse effect on our results of operations, financial condition or cash flows. The requirements of such laws and enforcement policies, however, have generally become more stringent over time. Also discovery of unknown conditions could require responses that could result in significant costs. Accordingly, we are unable to predict the ultimate cost of compliance with environmental laws and enforcement policies.

Intellectual Property

All of the Corruven IP underlying the Corruven Composite Panel are owned by Corruven Canada, Inc. The patent applications are entitled "(Elastic) Waved Wood Assembly and Method of Making Same". The International Patent Application was filed on November 27, 2009 claiming a priority of November 28, 2008, and has since entered a national phase in Canada, the United States, Brazil, Chile, China, the European Patent Office, Israel, India and South Korea. The applications are currently pending in each of the aforementioned countries, except in Canada, where the patent has already issued. The Corruven® trademark is registered in Canada and in the United States. There can be no assurance any additional patents will be granted or, even if they are, that we will have the resources to enforce these patents through litigation or otherwise. In addition, patents granted by the Canadian Patent Office do not guarantee that competitors in overseas locations will not imitate our products, or patent similar products in other nations.

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On July 5, 2010, the Company entered into an exclusive world-wide License Agreement with Corruven Canada, a Canadian corporation of which the majority of the shares are owned and/or controlled by certain principal shareholders and Directors of the Company. The License Agreement granted the Company an exclusive world-wide license to manufacture, market, and sell the Corruven Composite Panels and to utilize any products, methods, structures, assemblies and devices which exist or may in the future be derived from, or utilize, the Corruven IP. The License Agreement also provides the Company with the right to sub-license the Corruven IP and will remain in force and effect until the expiration date of the patents.

Coincidentally with the granting of the License Agreement, the Company and Corruven Canada entered into the R&D Agreement. The R&D Agreement, as amended, provides that Corruven Canada is required to perform all research and development related to the finalization and commercial application of the Corruven Composite Panel, for which the Company is required to pay: (i) a total of $1,653,274 over a five year period as follows: $495,982 on or before January 5, 2012; $440,873 on or before January 5, 2013; $385,764 on or before January 5, 2014; $330,655 on or before January 5, 2015; and (ii) $275,546 on or before January 5 of each following year thereafter for the life of the R&D Agreement. In addition the Company is required to pay to Corruven Canada a “development fee” of two percent (2%) of net sales proceeds of the Company after January 5, 2013. Title to the equipment and related machinery developed under the R&D Agreement will be owned by Corruven Canada.

The following description of the License Agreement and R&D Agreement is a summary only, and is qualified in its entirety by the actual R&D Agreement and License Agreement (and amendment thereto), copies of which have been attached to this Registration Statement and are hereby incorporated in their entirety by reference.

Employees

We currently have two employees consisting of our management team of Alain Belanger and Denis Duguay. At the present time, neither Mr. Belanger nor Mr. Duguay receives a salary from the Company. All other work that is not handled by our management is outsourced to qualified professionals and consultants as deemed necessary. We intend to hire employees and independent contract labor on an as needed basis.

Property

Our U.S. executive offices are located at the offices of our attorney, The Bingham Law Group, APC, for which we currently pay no rent. Our Canadian executive offices are located at the offices of our Chief Executive Officer, Alain Belanger, for which we currently pay no rent.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Company Business Model and Proposed Revenue Generation

As of the date of this prospectus, through the R&D Agreement with Corruven Canada, the Company is currently in the process of developing and completing the prototype technology and machinery involved in the line of production and production processes needed to produce the Corruven Composite Panel (the “Line of Production”). The Company has two initial proposed business models designed to generate future revenues through: (1) sales of the Corruven Composite Panel as an end user product; and (2) the Line of Production license model.

Sales of Corruven Products

Our initial business model focuses on the generation of revenues through the sale of the Corruven Composite Panel product line itself. Following the completion of the prototype Line of Production, we intend to generate revenues through the development of sales contracts relating to the purchase by manufacturers of the Corruven Composite Panel product line. Once our prototype Line of Production and initial production facilities are complete, we plan to begin production initially for this target market.

Line of Production License Model

Our long term business model focuses on the potential for licensing our Line of Production and necessary raw materials related to the production of the Corruven Composite Panel. We plan to be less dependent on the manufacturing sector’s fluctuations by potentially focusing on the business of licensing the Line of Production equipment in different sectors while generating revenue from: (i) the sale and license of equipment and related technology; (ii) ongoing royalties from the output of such licensed equipment; and (iii) the raw materials used in the Line of Production and end product to be provided to the licensee by the Company. This allows for a business model that we believe does not depend on the local or regional health of the economy to generate balanced revenues. We expect that the Line of Production clients will develop new application for the products on a case by case basis and thus increase its reach in the market place. Each Line of Production license and the related equipment and technology will be tailored to the individual licensee’s needs.

Operations Through December 31, 2012

As described above, our initial revenue generating business model relates to the sale of Corruven Composite Panel products. Following the completion of the prototype Line of Production, we intend to launch the line of Corruven Composite Panel products and generate potential revenues through the development of sales contracts relating to the purchase by manufacturers of our line of Corruven Composite Panel products. Once our prototype Line of Production is complete, we plan to begin production initially for this target market. Though our relationship and R&D Agreement with Corruven Canada, we estimate that we are approximately 60% complete with the development of the prototype Line of Production and we expect that the initial prototype Line of Production will be completed by December 31, 2012. We expect we will require a minimum of $300,000 related to the completion of this prototype Line of Production.

As of our last financial statement for the period ending June 30, 2012, we had approximately $62,806 cash on hand and have raised an additional $282,133 since June 30, 2012. As such, we may require additional funding to complete the prototype Line of Production. We are a development stage business and have had no revenue since our formation. There can be no assurance that we will be able to raise the additional funding required to complete the prototype Line of Production or commercial launch of the line of Corruven Composite Panel products, and even if completed that we will be able to generate any revenues. Further, there can be no assurance that even if revenues are generated by the line of Corruven Composite Panel products, that those revenues will be sufficient to enable the Company to maintain its operations.

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Operations Through June 30, 2013

If we are unable to reach profitability following the completion of the prototype Line of Production, we will need to obtain additional capital to maintain operations through June 30, 2013. Following the completion of the prototype Line of Production and launch of the line of Corruven Composite Panel products, our intended short term source of funds for the first quarter of 2013 will come primarily from cash on hand, potential revenues from the sale of the line of Corruven Composite Panel products, and capital we may raise through additional equity and/or debt financings.  However, there can be no assurance that any additional financing will become available to us, and if available, on terms acceptable to us.

We intend to launch our Line of Production license model following the completion of our prototype Line of Production and introduction of our products into the marketplace. Each Line of Production license deal will be individually structured and tailored to the licensee individual needs. As such, we cannot realistically estimate the costs associated with each Line of Production license deal until we locate an individual license partner and structure each individual deal accordingly. Following the license of each Line of Production model, we expect that we will generate revenue thereunder from: (i) the license of equipment and related technology; (ii) ongoing royalties from the output of such licensed equipment; and (iii) the raw materials used in the Line of Production and end product to be provided to the licensee by the Company.

Results of Operations

Revenues

For the period from January 4, 2010 (inception) through June 30, 2012, we recognized no revenues. We are still a development stage company and do not expect to begin generating revenues until we complete our prototype Line of Production and begin offering our product and services.

Operating Expenses

Total operating expenses for January 4, 2010 (inception) through December 31, 2010, the year ending December 31, 2011, January 4, 2010 (inception) through December 31, 2011, the six month period ending June 30, 2011, the six month period ending June 31, 2012 and January 4, 2010 (inception) through June 30, 2012 totaled $286,539, $340,965, $627,504, $184,528, $341,645 and $969,149 respectively. These expenses consisted primarily of R&D fees incurred in the development of the Corruven technology associated with our R&D Agreement with Corruven Canada, Inc. totaling approximately $238,094, $309,841, $547,935, $161,576, $312,261 and $860,196, respectively in the above referenced periods. Additionally, general and administrative expenses consisting primarily of marketing, professional fees, travel, and other miscellaneous corporate costs totaled approximately $48,445, $31,124, $79,569, $22,952, $29,384, and $108, 953, respectively in the above referenced periods.

Net Loss

Net losses for January 4, 2010 (inception) through December 31, 2010, the year ending December 31, 2011, January 4, 2010 (inception) through December 31, 2011, the six month period ending June 30, 2011, the six month period ending June 31, 2012 and January 4, 2010 (inception) through June 30, 2012 totaled $286,476, $340,947, $627,423, $184,511, $341,645 and $969,068 respectively, due primarily to the payment of research and development and other general and administrative expenses as described above.

Capital Resources and Liquidity

Net cash used in operating activities was $185,101, $422,385, $607,486, $283,021, $336,573, and $944,059 for January 4, 2010 (inception) through December 31, 2010, the year ending December 31, 2011, January 4, 2010 (inception) through December 31, 2011, the six month period ending June 30, 2011, the six month period ending June 31, 2012 and January 4, 2010 (inception) through June 30, 2012, respectively, and is primarily attributable to the payment of research and development and other general and administrative expenses as described above.

We currently rely on cash flows from financing activities to fund our capital expenditures and to support our working capital requirements. We expect that future cash requirements will principally be for capital expenditures and working capital requirements.

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Critical Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. To date, proceeds of $1,330,621.50 generated from the sale of 20,058,646 shares of Common Stock and $100.00 generated from the sale of 100,000 shares of Preferred Stock have provided the funds to support the Company's operations through approximately December 31, 2012. Accordingly, the Auditor's Report included in our audited financial statements for the years ending December 31, 2010 and December 31, 2011 included language raising doubt about our ability to continue as a going concern. Our business plans estimate that we will need to raise additional capital to fund our operations after December 31, 2012 and there can be no assurance that we will be able to raise any or all of the capital required. However, without further funding, we anticipate running out of cash after December 31, 2012, and accordingly our current cash balances will not be sufficient to fund our operating expenses and the continued development of our marketplace after December 31, 2012. We have generated no revenues since our inception and have incurred a net loss of $969,068 and net cash used in operations of $944,059 as of June 30, 2012. Unless we begin generating revenues in the near future, we anticipate that we will continue to incur net losses in the near term, and we may never be able to achieve profitability. We expect to continue to incur losses for the foreseeable future. In order to achieve profitable operations we need to generate significant revenues. We cannot be certain that our business strategies will be successful or that will we generate significant revenues and become profitable. As such, we believe will need to obtain additional public or private equity financings or debt financings in order to continue operations.

Use of Estimates

Our accounting and reporting policies conform with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing the financial statements, we are required to make estimates and assumptions that impact the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash balances in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.  We believe that the Company is not exposed to any significant credit risk on cash.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue using four basic criteria that must be met before revenue can be recognized: (i) persuasive evidence that an arrangement exists; (ii) delivery has occurred; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured. Determination of criteria (iii) and (iv) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. The Company has not recognized any revenue to date.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. The Company uses the United States dollar for financial reporting purposes.  Assets and liabilities of foreign operations are translated using current rates of exchange prevailing at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred.  Statement of Operations amounts are translated at average rates in effect for the reporting period.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation, and we depreciate it on a straight-line basis over the estimated useful lives of the assets. Additions and improvements (including interest costs for construction of qualifying long-lived assets) are capitalized. Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense).

Fair Value

The Company adopted the FASB standard related to fair value measurement at inception. The standard defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

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Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Stock-Based Compensation

The FASB requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. We recognize compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award.

Weighted-Average Shares Outstanding

Net income per common share is calculated based on the weighted average number of shares outstanding during the period.

Recently Issued Accounting Pronouncements

In January 2010, the FASB issued FASB ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements,” which is now codified under FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” This ASU will require additional disclosures regarding transfers in and out of Levels 1 and 2 of the fair value hierarchy, as well as a reconciliation of activity in Level 3 on a gross basis (rather than as one net number). The ASU also provides clarification on disclosures about the level of disaggregation for each class of assets and liabilities and on disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. FASB ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures requiring a reconciliation of activity in Level 3. Those disclosures will be effective for interim and annual periods beginning after December 15, 2010. The adoption of the portion of this ASU effective after December 15, 2009, as well as the portion of the ASU effective after December 15, 2010, did not have an impact on our financial position, results of operations or cash flows.

In April 2010, the FASB issued FASB ASU No. 2010-17, “Milestone Method of Revenue Recognition,” which is now codified under FASB ASC Topic 605, “Revenue Recognition.” This ASU provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. Consideration which is contingent upon achievement of a milestone in its entirety can be recognized as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. A milestone should be considered substantive in its entirety, and an individual milestone may not be bifurcated. An arrangement may include more than one milestone, and each milestone should be evaluated individually to determine if it is substantive. FASB ASU No. 2010-17 was effective on a prospective basis for milestones achieved in fiscal years (and interim periods within those years) beginning on or after June 15, 2010, with early adoption permitted.

If an entity elects early adoption, and the period of adoption is not the beginning of its fiscal year, the entity should apply this ASU retrospectively from the beginning of the year of adoption. This ASU did not have any effect on the timing of revenue recognition and our results of operations or cash flows.

In December 2010, the FASB issued FASB ASU No. 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts,” which is now codified under FASB ASC Topic 350, “Intangibles — Goodwill and Other.” This ASU provides amendments to Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not a goodwill impairment exists. When determining whether it is more likely than not an impairment exists, an entity should consider whether there are any adverse qualitative factors, such as a significant deterioration in market conditions, indicating an impairment may exist. FASB ASU No. 2010-28 is effective for fiscal years (and interim periods within those years) beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, an entity with reporting units having carrying amounts which are zero or negative is required to assess whether is it more likely than not the reporting units’ goodwill is impaired. If the entity determines impairment exists, the entity must perform Step 2 of the goodwill impairment test for that reporting unit or units. Step 2 involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss results if the amount of recorded goodwill exceeds the implied goodwill. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. This ASU is not expected to have any material impact to our future financial statements.

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In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of supplementary pro forma information for business combinations.” This update changes the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. ASU 2011-02 has become effective for the Company on September 1, 2012. The Company does not believe that the guidance will have a material impact on its financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on December 1, 2012. We are currently evaluating ASU 2011-04 and have not yet determined the impact that adoption will have on our financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on December 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on our financial position or results of operations.

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

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Experienced and Dedicated Personnel

Following the completion of our Line of Production, we intend to maintain a highly competitive team of experienced and technically proficient employees and consultants and motivate them through a positive work environment and stock ownership. We believe that employee ownership, which may be encouraged through a stock option plan, is helpful for attracting, retaining and motivating qualified personnel. While we have not yet adopted a stock option plan, however, we may do so in the future.

Financing Needs

As indicated above, we believe that we may only have sufficient funds to complete the prototype Line of Production through December 31, 2012. It is anticipated that the Company may begin generating revenue starting in early 2013, however, there can be no assurance that the Company will be able to generate revenues by that date and, if in fact the Company does generate revenue starting in early 2013, that such revenues would be sufficient to sustain or grow the operations. It is therefore anticipated that the Company will need additional capital in order to continue operations.

The Company presently does not have any available credit, bank financing or other external sources of liquidity. Due to its brief history and historical operating losses, the Company's operations have not been a source of liquidity. The Company will need to obtain additional capital in order to continue operations. In order to obtain capital, the Company may need to sell additional shares of its securities or borrow funds from private lenders. There can be no assurance that additional financing will be available in amounts or on terms acceptable to the Company, if at all.

The Company cannot guarantee that it will be able to obtain additional capital. The Company will seek capital from the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. The recent downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise the funds required, it is possible that it could incur unexpected costs and expenses, or experience unexpected cash requirements. Further, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company's Common Stock. If additional financing is not available or is not available on acceptable terms, the Company will have to curtail or may even cease its operations.

Language regarding the company's ability to continue as a going concern has been included in the financial statements included in this prospectus. If we are not successful in generating sufficient liquidity from Company operations or in raising sufficient capital resources, on terms acceptable to us, this would have a material adverse effect on the Company's business, results of operations, liquidity and financial condition.

Prior Fundings

During the period January 4, 2010 (inception) through the date of this Registration Statement, the Company raised a total of $1,331,621.50 in private financing from accredited or exempted investors. These funds were utilized primarily for research and development expenses and for the daily operating activities of the company.

Our investors purchased shares in three separate rounds of financings from the Company. Our initial round of financing to our founder’s generated a total of $17,100 at a per share offering price of $0.001, our par value. Our second round of financing generated a total of $669,120 at a per share offering price of $0.34. Our final round of financing generated a total of $644,501.50 at a per share offering price of $0.65, with certain warrants issued to these final round investors.

Off Balance Sheet Arrangements

None.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not had any disagreements with our accountants.

MANAGEMENT

Directors and Executive Officers

The Directors and executive officers of Corruven, Inc., as of the date of this Registration Statement are set forth below:

Name	Age	Position

Alain Belanger	49	Chief Executive Officer, Director

Denis Duguay	44	Secretary, Chief Financial Officer and Director

Real Gravel	63	Director

Mamadou Paco Ndongo	50	Director and Vice President of Innovation

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Alain Belanger, Chief Executive Officer and Chairman of the Board of Directors

Mr. Belanger, the inventor of the “Corruven Composite Panel” and the founder of Corruven Inc., is our Chief Executive Officer and Chairman of the Board from our inception. Since inception he has been serving in these positions and currently and in the foreseeable future devotes approximately 90% of his professional time to the affairs of the Company. Mr. Belanger is also the President and director of Corruven Canada, Inc. since its inception in February of 2008. From December 2003 to present, Mr. Belanger has held the position of President and director of Groupe Regenord, Inc., an integrated territory management company focusing on forestry and land management. As an entrepreneur, Mr. Belanger has spend the last 25 years managing and developing his owned businesses, from forestry management and training methodology to trading wood logs and wood products all around the world. Mr. Belanger has also received extensive exposure to a wide variety of organizations and industries and has been awarded multiple prestigious awards including: specialist in developing Service New Brunswick in various African countries; Team Canada Mission to Russia, Germany and Atlanta participant; Board member of New Brunswick Economic Development Council; Board member of the Atlantic Innovation Council; Member of the Association of Registered Professional Foresters of New Brunswick; Award for “Innovation In Forestry Technology” by New Brunswick Forestry Association; Award of Africa-Canada Partnership; and “New Brunswick's Entrepreneur Of The Year” by the Economic Development Council of New Brunswick. Mr. Belanger graduated from Laval University of Quebec with a bachelor’s degree in forest engineering.

Denis Duguay, Secretary, Chief Financial Officer and Director

Mr. Duguay is our Secretary, Chief Financial Officer and one of our Directors. Since inception he has been serving in these positions and currently and in the foreseeable future devotes approximately 25% of his professional time to the affairs of the Company. Mr. Duguay is also the Secretary, Chief Financial Officer and director of Corruven Canada, Inc. since his appointment in November of 2009. From January 2007 to present, Mr. Duguay has held the position of Chief Executive Officer and Chief Financial Officer of Northeast FAB, Inc., a company focusing on steel construction and development and equipment manufacturing. Working in the finance sector for the last 12 years as well as preparing budgets and forecasts, making financial analysis either for financial institution or manufacturing companies, Mr. Duguay has a solid understanding of the intricacies of business finance. Having a background in technology and training, Mr. Duguay effectively communicated with all level of corporate personnel, analyzing, clarifying business problems and insured everyone grasped the objectives and the business focus. Mr. Duguay graduated from the University of Moncton with a bachelor’s degree in business administration.

Mamadou Paco Ndongo, Director and Vice President of Innovation

Mr. Ndongo is our Vice President of Innovation and one of our Directors. Since March of 2010, he has been serving in these positions and currently and in the foreseeable future devotes approximately 50% of his professional time to the affairs of the Company. From November 2011 to present, Mr. Ndongo has held the position of Executive Vice-President of SocioHabitat, Inc., a company focusing on the distribution of efficient, affordable and sustainable steel homes, for the needs of populations, businesses and public institutions in developing countries. From 2003 to 2011, Mr. Ndongo has held the position of President of PolyConsult, Inc., a company focusing on the plastics transformation and technology fields. Mr. Ndongo is a specialist in the plastic and composite materials realms and has been involved in sectors as varied as medical, industrial, oil, electronic, automobile, construction, and aeronautics within the framework of research & development, improvement of existing products, training and consultation as well as carrying out many projects in applied product research and prototyping. Mr. Ndongo graduated from the Institut National del Sciences Appliquees de Lyon, France, with a bachelor’s degree in engineering.

Real Gravel, Director

Mr. Gravel is one of our Directors. Since inception he has been serving in this position and currently and in the foreseeable future devotes approximately 2% of his professional time to the affairs of the Company. Mr. Gravel is also a director of Corruven Canada, Inc. since its inception in February of 2008. From 1999 to 2009, Mr. Gravel has held the position of Vice-president of Operation for South Shore Industries, Ltd., one of the largest furniture manufacturing companies in Canada. Mr. Gravel understands the needs and trends for the furniture’s manufacturing industry in the matter of light weight wood panels. Mr. Gravel’s role as the Vice-president of Operations for South Shore Industries, Ltd. included the responsibility for the supply chain, the production, the engineering, the quality and the human resources for the three factories that the company operated. Mr. Gravel has also developed a great expertise in finance and management, occupying many key positions with Northern Telecom from 1970 to 1999. Mr. Gravel participates and sits on several boards, from “Composite Panel Association” to “Federation des Caisses d’Économie Desjardins du Québec”. Mr. Gravel graduated from University of Montreal with a bachelor’s degree in Accounting.

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EXECUTIVE COMPENSATION

Our management receives no compensation and has agreed not to accept any compensation for their services provided until such time as either revenues are generated and deemed sufficient to sustain paying related salaries or until we are able to raise additional funds. Such decision to compensate our management will be at the discretion of the Board.

All directors receive reimbursement for reasonable out-of-pocket expenses in attending Board meetings and for promoting our business.  From time to time we may engage certain members of the Board to perform services on our behalf.  In such cases, we compensate the members for their services at rates no more favorable than could be obtained from unaffiliated parties.

Summary Compensation Table

Name And Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Alain Belanger	2010	$0	$0	$0	$0	$0	$0	$0	$0
Chairman of the Board & Chief	2011	$0	$0	$0	$0	$0	$0	$0	$0
Executive Officer	2012	$0	$0	$0	$0	$0	$0	$0	$0

Denis Duguay	2010	$0	$0	$0	$0	$0	$0	$0	$0
Secretary, Chief Financial Officer	2011	$0	$0	$0	$0	$0	$0	$0	$0
and Director	2012	$0	$0	$0	$0	$0	$0	$0	$0

Real Gravel	2010	$0	$0	$0	$0	$0	$0	$0	$0
Director	2011	$0	$0	$0	$0	$0	$0	$0	$0
	2012	$0	$0	$0	$0	$0	$0	$0	$0

Mamadou Paco Ndongo	2011	$0	$0	$0	$0	$0	$0	$0	$0
Director and Vice President of	2012	$0	$0	$0	$0	$0	$0	$0	$0
Innovation

Director Independence

Our Board is currently composed of four members, who do not qualify as independent directors in accordance with the published listing requirements of the NASDAQ Global Market.  The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us.  In addition, our Board has not made a subjective determination as to each director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, though such subjective determination is required by the NASDAQ rules.  Had our Board made these determinations, our Board would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the date of this Registration Statement, with respect to any person (including any "group", as that term is used in Section 13(d)(3) of the Exchange Act) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Commission pursuant to Sections 13 (d), 13 (f), and 13 (g) of the Exchange Act with respect to our Common Stock. As of the date of this Registration Statement, there were 20,048,646 shares of our Common Stock outstanding.

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Name And Address	Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned
Alain Belanger (1)	11,804,880	58.85%	100,000	100%
Denis Duguay (2)	890,665	4.44%
Real Gravel (3)	566,878	2.82%
Mamadou Paco Ndongo(4)	100,000	0.50%
Officers and Directors as a Group	13,362,423	66.61%	100,000	100%

(1)	11,448,591 shares of Common Stock are held in the name of SDNA Management, Inc. Alain Belanger is the President and maintains ownership and dispositive control over such interest. 356,289 shares of Common Stock are held in the name of Northeast Innovations, Inc. Alain Belanger is the President of Northeast Innovations, Inc. and maintains ownership and dispositive control over such interest.
(2)	187,538 shares of Common Stock are held in the name of Denis Duguay. 703,127 shares of Common Stock are held in the name of Duguay Management, Inc. Denis Duguay is the President and maintains ownership and dispositive control over such interest.
(3)	566,878 shares of Common Stock are held in the name of Gestion Real Gravel, Inc. Real Gravel is the President of Gestion Real Gravel, Inc. and maintains ownership and dispositive control over such interest.
(4)	Mamadou Paco Ndongo is a Company Director and the Vice President of Innovations.

Beneficial Ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants, or convertible debt currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this Registration Statement are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of shares of Common Stock outstanding on the date of this Registration Statement and the shares issuable upon the exercise of options, warrants exercisable, and debt convertible on or within 60 days of the date of this Registration Statement.

Option Grants in Last Fiscal Year

During the period from January 4, 2010 (inception) through the date of this Registration Statement, we have not awarded options to our executive officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

There were no options exercised by our executive officers January 4, 2010 (inception) through the date of this Registration Statement.

Employment Contract and Termination of Employment Agreements

We have no employment agreements with any officers or employees.

Limitations on Liability and Indemnification of Officers and Directors

Our Articles of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by Nevada Revised Statutes. Our Articles of Incorporation also provides that we must indemnify our directors and officers to the fullest extent permitted by Nevada law and advance expenses to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Nevada law, subject to certain exceptions. We are in the process of obtaining directors' and officers' insurance for our directors, officers and some employees for specified liabilities.

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The limitation of liability and indemnification provisions in our Articles of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

Commission Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Long Term Incentive Plans

There are no long term incentive plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A variety of conflicts of interest exist, and may continue to exist, from time to time, primarily as a result of our principal owners maintaining control of the Company, and our License Agreement and R&D Agreement with Corruven Canada, Inc.

Corruven Canada is a separate entity which owns the intellectual property rights, including trademark rights and patent rights (collectively the “Corruven IP”), underlying the Corruven Composite Panel. The Company and Corruven Canada entered into: (i) the License Agreement which provides the Company with 100% exclusive worldwide license and sub-license rights to the Corruven IP in exchange for an annual royalty fee to Corruven Canada equal to one percent (1%) of the Company’s net profits; and (ii) the R&D Agreement (as amended) wherein Corruven Canada is required to provide all research and development related to the finalization of the Line of Production and commercial application of the Corruven Composite Panels, and the Company is required to deliver to Corruven Canada for R&D purposes: (i) a total of $1,653,274 over a five year period in a set payment schedule; (ii) $275,546 annually for the remaining life of the License Agreement and R&D Agreement; and (iii) a “development fee” equal to two percent (2%) of net sales proceeds beginning on the third anniversary of the effective date of the R&D Agreement. Mr. Alain Belanger is the Chief Executive Officer, Director and majority shareholder of Corruven, Inc. and the President, Director and majority shareholder of Corruven Canada. Mr. Denis Duguay is the Secretary, Chief Financial Officer, Director and shareholder of Corruven, Inc. and the Secretary, Chief Financial Officer and Director of Corruven Canada. Mr. Real Gravel is the Director and shareholder of Corruven, Inc. and a Director and shareholder of Corruven Canada. Considering the positions held by Mssrs. Belanger, Duguay and Gravel in both Corruven, Inc. and Corruven Canada and the relationship between the two entities in connection with the License Agreement and R&D Agreement, an inherent conflict of interest exists.

In addition, Mr. Alain Belanger, our Chief Executive Officer, owns and controls the Series A Preferred Stock which gives him preferential voting control over the Company as described below in the section entitled “Description of Securities”. As a result of high level of control by Mssrs. Belanger, Duguay and Gravel due to their positions as Directors, officers and large shareholders of the Company and Corruven Canada, and their ability to appoint Directors and officers, and, as a result of the outstanding Series A Preferred Stock held by Mr. Belanger, such persons have, will continue to have and shall be able to exert, substantial control over the Company’s day to day operations, contracts, and long term prospects.

DESCRIPTION OF SECURITIES

The Company is currently authorized to issue one hundred million (100,000,000) shares, consisting of (a) ninety five million (95,000,000) shares of Common Stock and (b) five million (5,000,000) shares of Preferred Stock, par value $0.001 per share.

Common Stock

As of the date of this Prospectus, 20,058,646 shares of Common Stock are outstanding and held by 93 holders of record. Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire Board, and, if they do so, minority stockholders would not be able to elect any members to the Board. Our Board has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the Common Stock.

Stockholders have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

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Holders of Common Stock are entitled to receive dividends as the Board may from time to time declare out of funds legally available for the payment of dividends. We have not paid dividends on Common Stock and do not anticipate that we will pay dividends in the foreseeable future.

There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares. Our stock does not have cumulative voting rights which means that the holders of more than fifty percent (50%) of the shares voting in an election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) would not be able to elect any directors.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of Preferred Stock, with such rights, privileges and preferences as determined by our Board

Of our Preferred Stock, 100,000 shares have been designated as Series A Preferred Stock, of which all are issued and outstanding as of the date of this Registration Statement and held by an affiliate of the Company, Mr. Alain Belanger, our Chief Executive Officer. The holders of Series A Preferred Stock are entitled to vote on any matters submitted to the stockholders for a vote and shall maintain such number of votes as is determined by multiplying (a) the number of shares of Series A Preferred Stock held by such holder, (b) the sum of the number of issued and outstanding shares of the Corporation’s Series A Preferred Stock, all other series of preferred stock and Common Stock on a fully-diluted basis as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.000006.

The foregoing is a summary only of the rights, preferences, privileges and dividend/conversion rights of the Preferred Stock, as provided in the Company’s Articles of Incorporation, as amended, a copy of which has been exhibited in this Registration Statement and incorporated by reference in its entirety.

The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board. The Directors in their sole discretion shall have the power to determine the relative powers, preferences, and rights of each series of Preferred Stock. In the event we designate shares of Preferred Stock, we may designate shares that will be entitled to preference over the Common Stock with respect to the distribution of our assets in the event of our liquidation, dissolution, or winding-up, whether voluntarily or involuntarily, or in the event of any other distribution of our assets of among our shareholders for the purpose of winding-up our affairs.

We may consider it desirable to have one or more classes of Preferred Stock to provide us with greater flexibility in the future in the event that we elect to undertake an additional financing and in meeting corporate needs that may arise. If opportunities arise that would make it desirable to issue Preferred Stock through either public offerings or private placements, the provision for these classes of stock in our Articles of Incorporation would avoid the possible delay and expense of a stockholders’ meeting, except as may be required by law or regulatory authorities. Issuance of the Preferred Stock would result, however, in a series of securities outstanding that may have certain preferences with respect to dividends, liquidation, redemption, and other matters over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right that may be attached to the Preferred Stock may also result in the dilution of the net income per share and net book value of the Common Stock. The specific terms of any series of Preferred Stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. As a result, it is not possible at this time to determine the respects in which a particular series of Preferred Stock will be superior to our Common Stock. The Board does not have any specific plan for the issuance of Preferred Stock at the present time and does not intend to issue any such stock on terms which it deems are not in our best interest or the best interests of our stockholders.

Number of Shareholders

As of the date of this Registration Statement there were 20,058,646 shares of our Common Stock outstanding and 100,000 shares of our Series A Preferred Stock outstanding. There are 93 holders of record of our Common Stock.

Options and Warrants

As more fully described in “Item 15. Recent Sale of Unregistered Securities,” the Company currently has the following warrants issued and outstanding: (i) 495,778 Series A-100 warrants to purchase 495,778 shares of common stock at $0.65 per share; (ii) 247,894 Series A-200 warrants to purchase 247,894 shares of common stock at $1.25 per share; and (iii) 306,600 Series A-300 warrants to purchase 306,600 shares of common stock at $1.75 per share. The following description of the Series A-100, Series A-200 and Series A-300 warrants is a summary only, and is qualified in its entirety by the actual Series A-100, Series A-200 and Series A-300 warrants, copies of which have been attached to this Registration Statement and are hereby incorporated in their entirety by reference.

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Transfer Agent and Registrar

The transfer agent for our Common Stock is VStock Transfer, LLC, 77 Spruce St., Suite 201, Cedarhurst, New York 11516. Telephone: (212) 828-8436; Fax: (646) 536-3179. Prior to the appointment of VStock Transfer, LLC, we have acted as our own transfer agent and registrar.

PENNY STOCK

The Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

-	That a broker or dealer approve a person's account for transactions in penny stocks; and
-	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

-	Obtain financial information and investment experience objectives of the person; and
-	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

-	Sets forth the basis on which the broker or dealer made the suitability determination; and
-	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules will discourage investor interest in and limit the marketability of our Common Stock.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of Common Stock by the Selling Stockholders. The Selling Stockholders include the persons and entities named below, and their transferees, pledges, donees, or their successors. We will file a supplement to this prospectus to name any successors to the Selling Stockholders who will use this prospectus to resell their securities. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders. Assuming the Selling Stockholders sell all the shares registered below, none of the Selling Stockholders will continue to own any shares of our Common Stock.

32

Selling Stockholder (1)	Beneficial Ownership Before Offering	Percentage of Common Stock Before Offering	Shares of Common Stock Offered by this Prospectus	Beneficial Ownership After the Offering (2)(3)
645857 N.B., Inc.(4)	10,164	0.05%	10,164	0.00%
651769 N.B., Ltd(5)	156,139	0.77%	156,139	0.00%
9134-2352 Quebec, Inc.(6)	30,000	0.14%	30,000	0.00%
9161-8256 Quebec, Inc.(7)	30,000	0.14%	30,000	0.00%
9211-0980 Quebec, Inc.(8)	750,039	3.73%	750,039	0.00%
Chantal Abran	6,000	0.02%	6,000	0.00%
ADM Systems Engineering, Ltd.(9)	76,815	0.38%	76,815	0.00%
Stephane Ares	6,000	0.02%	6,000	0.00%
Denis A. Babin	10,000	0.04%	10,000	0.00%
Daniel Beauregard-Long	528,209	2.63%	528,209	0.00%
Conrad Belanger	11,000	0.05%	11,000	0.00%
Julie Francoeur Belanger	7,693	0.03%	7,693	0.00%
Marc Belanger	300,000	1.49%	300,000	0.00%
Sylvain Belanger	7,693	0.03%	7,693	0.00%
Brad Bingham	1,000,000	4.98%	1,000,000	0.00%
Pierre Campagna	16,924	0.08%	16,924	0.00%
Eric Caron	50,000	0.24%	50,000	0.00%
Josee Caron	10,292	0.05%	10,292	0.00%
Jean Chagnon	6,000	0.02%	6,000	0.00%
Paul Mun Keung Choi	50,000	0.24%	50,000	0.00%
Denise Cloutier	6,000	0.02%	6,000	0.00%
Gary Cormier	20,000	0.09%	20,000	0.00%
Sylain E. Cormier	10,000	0.04%	10,000	0.00%
Corrutech Europe(10)	300,000	1.49%	300,000	0.00%
Jean-Francois Cote	30,000	0.14%	30,000	0.00%
Bruno Courtemanche	12,000	0.05%	12,000	0.00%
Marianne Deslandes	12,000	0.05%	12,000	0.00%
Jocelyn Deslandes	6,000	0.02%	6,000	0.00%
Richard Deslandes	6,000	0.02%	6,000	0.00%
Vincent Deslandes	22,000	0.10%	22,000	0.00%
Daniel Dion	15,000	0.07%	15,000	0.00%
Pierre Dion	6,000	0.02%	6,000	0.00%
Ian Drapeau	105,000	0.52%	105,000	0.00%
Dre. Sylvie Senechal M.D. Corp. Professionnelle, Inc.(11)	20,000	0.09%	20,000	0.00%
Francois Duguay	187,538	0.93%	187,538	0.00%
Patrick J. Durepos & A.M. (Lily) Durepos	156,221	0.77%	156,221	0.00%
Marcel Ellyson	5,000	0.02%	5,000	0.00%
Alex Fortin	10,600	0.14%	10,600	0.00%
Michel Fortin	30,000	0.14%	30,000	0.00%
Mario Gadbois	6,000	0.02%	6,000	0.00%
Robert Gaudet	6,000	0.02%	6,000	0.00%
Gestion Davry, Inc.(12)	300,000	1.49%	300,000	0.00%
Gestion MLSBG, Inc.(13)	6,000	0.02%	6,000	0.00%
Gestion Proulx Gagnon, Inc.(14)	30,000	0.14%	30,000	0.00%
Fernand Gilbert	5,000	0.02%	5,000	0.00%
Raymond Hickey	1,000	0.01%	1,000	0.00%
Peter Scott Kettenbeil	3,000	0.01%	3,000	0.00%
Gabriel Kuate	53,500	0.26%	53,500	0.00%
Patrice Laflamme	6,000	0.02%	6,000	0.00%
Wai Sang Lam	50,000	0.24%	50,000	0.00%
Rejean Laliberte	6,000	0.02%	6,000	0.00%
Sylvie Lapointe	30,000	0.14%	30,000	0.00%
Le Holding CEM & CMT, Inc.(15)	10,000	0.04%	10,000	0.00%
Francois LeSieur	6,000	0.02%	6,000	0.00%
Les Constructions Richard Deslandes, Inc.(16)	377,085	1.87%	377,085	0.00%
Les Entreprises MA-Gi (1999), Inc.(17)	20,000	0.09%	20,000	0.00%
Ying Lin	50,000	0.24%	50,000	0.00%
Guy Long	15,434	0.07%	15,434	0.00%
Gisele Martel	30,000	0.14%	30,000	0.00%
Jacques Mathieu	15,000	0.07%	15,000	0.00%
Matiss, Inc.(18)	300,000	1.49%	300,000	0.00%
Andre Mazerolle	22,525	0.11%	22,525	0.00%
Melissa Menard	3,077	0.01%	3,077	0.00%
Arthur Michaud	10,292	0.05%	10,292	0.00%
Charles Michaud	10,164	0.05%	10,164	0.00%
Marilene Morais	6,000	0.02%	6,000	0.00%
Lucien Nadeau	12,000	0.05%	12,000	0.00%
Adrien Noel	10,072	0.05%	10,072	0.00%
Guildard Pelletier	6,000	0.02%	6,000	0.00%
Yves Perrier	6,000	0.02%	6,000	0.00%
Donald John Philippe	10,000	0.04%	10,000	0.00%
Perceval Philippe	10,000	0.04%	10,000	0.00%
Scott Philippe	100,000	0.49%	100,000	0.00%
Alphonse Pitre	30,000	0.14%	30,000	0.00%
Placement S. Lemieux, Inc.(19)	40,494	0.20%	40,494	0.00%
Sevag Pogharian	3,000	0.01%	3,000	0.00%
Andre Poirier	16,288	0.08%	16,288	0.00%
Raynald Racine	6,000	0.02%	6,000	0.00%
Michel Raymond	3,000	0.01%	3,000	0.00%
Rhodes Holdings, LLC(20)	1,000,000	4.98%	1,000,000	0.00%
Francine Rodier	20,000	0.09%	20,000	0.00%
Michel Romano	6,000	0.02%	6,000	0.00%
Stephane Sonier	10,965	0.05%	10,965	0.00%
Philippe Rodrigue Trudel	6,000	0.02%	6,000	0.00%
Total Shares	6,696,223	33.38%	6,696,223	0.00%

33

(1)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers
(2)	Assumes all shares offered by this prospectus are sold.
(3)	Number of shares includes shares issued to the selling shareholders in connection with the private placement of securities by the Company.
(4)	Eric Aucoin has full investment authority for these shares.
(5)	Marc Daoust has full investment authority for these shares.
(6)	Solange Gauthier has full investment authority for these shares.
(7)	Gaetan Laberge has full investment authority for these shares.
(8)	Maxime Larouche has full investment authority for these shares.
(9)	Arnold Nicholson has full investment authority for these shares.
(10)	Fabrice Bruneliere has full investment authority for these shares.
(11)	Sylvie Senechal has full investment authority for these shares.
(12)	Raymond Ouellette has full investment authority for these shares.
(13)	Solange Gauthier has full investment authority for these shares.
(14)	Andre Proulx has full investment authority for these shares.
(15)	Christian E. Michaud has full investment authority for these shares.
(16)	Richard Deslandes has full investment authority for these shares.
(17)	Mario Bergeron has full investment authority for these shares.
(18)	Jacques Martel has full investment authority for these shares.
(19)	Serge Lemieux has full investment authority for these shares.
(20)	Robert Rhodes has full investment authority for these shares.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell all or a portion of the shares of Common Stock on any market upon which the Common Stock may be quoted, in privately negotiated transactions or otherwise. Our Common Stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our Common Stock, the Selling Stockholders will sell their shares of our Common Stock at prevailing market prices or privately negotiated prices. There can be no assurance that the Company will be approved for listing on the OTC Bulletin Board. The shares of Common Stock may be sold by the Selling Stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c) an exchange distribution in accordance with the rules of the exchange or quotation system;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

34

(e) privately negotiated transactions; and

(f) a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Commission's Rule 144.

In the event of the transfer by any Selling Stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the Registration Statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the Selling Stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the shares of Common Stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Stockholders if such broker-dealer is unable to sell the shares on behalf of the Selling Stockholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell the shares of Common Stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

No broker dealer received any securities as underwriting compensation.

The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the Selling Stockholders may pledge their shares of Common Stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a Selling Stockholder, the broker may offer and sell the pledged shares of Common Stock from time to time. Upon a sale of the shares of Common Stock, the Selling Stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any Selling Stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this Registration Statement will be filed, disclosing, the name of any broker-dealers, the number of shares of Common Stock involved, the price at which the Common Stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We, and the Selling Stockholders, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the Selling Stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of Common Stock by the Selling Stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a Selling Stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this prospectus. Accordingly, the Selling Stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the Selling Stockholders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying Registration Statement must be filed with the Commission. All of the foregoing may affect the marketability of the Common Stock.

All expenses of the Registration Statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of Common Stock will be borne by the Selling Stockholders, the purchasers participating in such transaction, or both.

35

Any shares of Common Stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by The Bingham Law Group APC of Carlsbad, California. Mr. Brad M. Bingham, Esq., one of the Selling Shareholders, is the President of the Bingham Law Group APC.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXPERTS

M&K CPAs, PLLC., Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements for the years ending December 31, 2010 and December 31, 2011 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

The Bingham Law Group, APC of Carlsbad California has acted as legal counsel for us in connection with this Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act, as amended, relating to the shares of Common Stock being offered by this prospectus, and reference is made to such Registration Statement. This prospectus constitutes the prospectus of Corruven, Inc. filed as part of the Registration Statement, and it does not contain all information in the Registration Statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we intend to become a reporting company and file annual, quarterly and current reports, and other information with the Commission, where applicable. You may read and copy any reports, statements, or other information we file at the Commission’s public reference room at 100 F. Street, N.E., Washington D.C. 20549-3561. You can request copies of these documents, upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings are also available to the public on the Commission’s Internet site at http://www.sec.gov.

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FINANCIAL STATEMENTS

37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Corruven, Inc.

(A Development Stage Company)

Carlsbad, California

We have audited the accompanying balance sheets of Corruven, Inc. (a Development Stage Company) as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders' equity, and cash flows for the periods from inception on January 4, 2010 until December 31, 2011 and 2010, and the year ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corruven, Inc. as of December 31, 2011 and 2010, and the results of its operations and cash flows for the periods described above in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has insufficient working capital, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

August 27, 2012

38

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	As of December 31,
	2011	2010
ASSETS
Current Assets
Cash	55,732	293,136
Other Receivable	5,678	-
Deposit	4,916	-
Total Current Assets	66,326	293,136
Fixed Assets
Fixed Assets	-	14,167
Accumulated Depreciation	-	(1,956)
Fixed Assets, Net	-	12,211
TOTAL ASSETS	66,326	305,347
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	-	1,428
Accounts Payable - related party	-	97,991
TOTAL LIABILITIES	-	99,419
EQUITY
Series A Preferred Stock ($0.001 par, 5,000,000 shares authorized, 100,000 issued and outstanding at December 31, 2011 and 2010)	100	100
Common Stock ($0.001 par, 95,000,000 shares authorized, 19,017,600 and 18,440,000 issued and outstanding at December 31, 2011 and 2010 respectively)	19,018	18,440
Additional Paid in Capital	689,966	488,160
Stock Subscriptions Receivable	(3,467)	(17,100)
Accumulated Other Comprehensive Income	(11,868)	2,804
Deficit accumulated during the development stage	(627,423)	(286,476)
TOTAL EQUITY	66,326	205,928
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	66,326	305,347

39

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

	2011	January 4, 2010 (inception) to December 31, 2010	January 4, 2010 (inception) to December 31, 2011
REVENUE	-	-	-
OPERATING COSTS AND EXPENSES
General and administrative expenses	340,965	286,539	627,504
LOSS FROM OPERATIONS	340,965	286,539	627,504
OTHER (INCOME) AND EXPENSES
Interest Income	(18)	(63)	(81)
Gain on Asset Disposal	-	-	-
TOTAL OTHER INCOME AND EXPENSE	(18)	(63)	(81)
INCOME BEFORE TAXES
Income Taxes	-	-	-
NET INCOME (LOSS)	(340,947)	(286,476)	(627,423)

OTHER COMPREHENSIVE INCOME
Gain(Loss) on Foreign Currency Translation	(14,672)	2,804	(11,868)
NET OTHER COMPREHENSIVE INCOME	(355,619)	(283,672)	(639,291)

Net Income per Common Share (basic & diluted)	(0.02)	(0.02)
Weighted Average Shares Outstanding (basic & diluted)	18,841,489	17,484,543

40

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDER”S EQUITY

								Deficit
						Common	Accumulated	accumulated
	Common Stock		Preferred A Stock		Additional	Stock	Other	during the	Total
	Shares		Shares		Paid in	Subscriptions	Comprehensive	development	Stockholder’s
	Outstanding	Amount	Outstanding	Amount	Capital	Receivable	Income (Loss)	stage	Equity
Balance January 4, 2010 (inception)	-	-	-	-	-	-	-	-	-
Shares issued to founders	17,000,000	17,000	100,000	100	-	(17,100)			-
Shares issued for cash	1,440,000	1,440			488,160	-			489,600
Gain on Foreign Currency Translation							2,804		2,804
Net Loss	-	-	-		-	-		(286,476)	(286,476)
Balance December 31, 2010	18,440,000	18,440	100,000	100	488,160	(17,100)	2,804	(286,476)	205,928
Cash received on subscription receivable						13,633			13,633
Shares issued for cash	538,000	538			185,482				186,020
Shares issued for services	39,600	40			13,424				13,464
Gain on Asset disposal from related party					2,900				2,900
Loss on Foreign Currency Translation							(14,672)		(14,672)
Net Loss	-	-	-		-	-		(340,947)	(340,947)
Balance December 31, 2011	19,017,600	19,018	100,000	100	689,966	(3,467)	(11,868)	(627,423)	66,326

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CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

	2011	January 4, 2010 (inception) to December 31, 2010	January 4, 2010 (inception) to December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	(340,947)	(286,476)	(627,423)
Adjustments to reconcile net income to net cash used in operating activities
Stock based Compensation	13,464	-	13,464
Depreciation expense	944	1,956	2,900
Changes in operating assets and liabilities:
Other Receivable	(5,678)	-	(5,678)
Deposits	(4,916)	-	(4,916)
Accounts payable	(1,428)	1,428	-
Accounts payable-related parties	(83,824)	97,991	14,167
CASH USED FOR OPERATING ACTIVITIES	(422,385)	(185,101)	(607,486)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received (paid) for fixed assets		(14,167)	(14,167)
CASH USED FOR INVESTING ACTIVITIES	-	(14,167)	(14,167)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	199,653	489,600	689,253
CASH PROVIDED BY FINANCING ACTIVITIES	199,653	489,600	689,253

Gain(Loss) on Foreign Currency Translation	(14,672)	2,804	(11,868)

NET INCREASE(DECREASE) IN CASH	(237,404)	293,136	55,732

CASH AT BEGINNING OF YEAR	293,136	-	-
CASH AT YEAR END	55,732	293,136	55,732

NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock Subscription Receivable		17,100	17,100

42

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2011 AND 2012

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Corruven, Inc., a Nevada corporation (“Corruven,” “Company,” “we,” “us,” or “our”) is a U.S. based development-stage company that intends to develop and market a lightweight composite panel, Corruven, fabricated mainly from unrolled "veneer" providing numerous advantages for various applications in different construction sectors.

The Company was originally incorporated on January 4, 2010.

Development Stage Company

The Company is currently considered a development stage company. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date. An entity remains in the development stage until such time as, among other factors, revenues have been realized. To date, the development stage of the Company's operations consists of developing the business model and marketing concepts.

Use of Estimates

Our accounting and reporting policies conform with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing the financial statements, we are required to make estimates and assumptions that impact the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

Principles of Consolidation

We have no wholly owned subsidiaries.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash balances in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.  Management believes that the Company is not exposed to any significant credit risk on cash.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. The Company has not recognized any revenue to date.

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Stock Subscriptions Receivable

The Company issued shares of common and preferred stock for cash that was not received until after December 31, 2011. These shares are classified in Stock Subscriptions Receivable.

Cash and Cash Equivalents

Cash and cash equivalents include certificates of deposit and all highly liquid debt instruments with maturities of three months or less when purchased.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. The Company uses the United States dollar for financial reporting purposes.  Assets and liabilities of foreign operations are translated using current rates of exchange prevailing at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred.  Statement of Operations amounts are translated at average rates in effect for the reporting period. The foreign currency translation adjustment gain of $2,804 in 2010 and loss of $14,672 in 2011 have been reported as a component of comprehensive loss in the statement of stockholders’ equity and comprehensive loss. Translation gains or losses are shown as a separate component of stockholders’ equity.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation, and we depreciate it on a straight-line basis over the estimated useful lives of the assets. Additions and improvements (including interest costs for construction of qualifying long-lived assets) are capitalized. Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense).

We generally provide for depreciation over the following estimated useful service lives. Additionally, if there are indicators that certain assets may be potentially impaired we will analyze such assets in accordance with the related FASB standard.

Years
Equipment	5

The following table summarizes the activity related to our property and equipment for 2010:

	As of December 31,
	2011	2010
Lab Equipment	14,167	14,167
Accumulated Depreciation	(2,900)	(1,956)
Net Equipment	11,267	12,211
Assets Disposed of	(11,267)
Net Equipment	-	12,211

Depreciation expense for 2011 and 2010 was $944 and $1,956, respectively.

The Lab Equipment was sold to related party, Corruven Canada, Inc. in lieu of payment for research and development services performed during in 2011. The gain on the sale of the assets was booked to APIC since the transaction was with a related party.

Fair Value

The Company adopted the FASB standard related to fair value measurement at inception. The standard defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

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Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company had no assets or liabilities valued at fair value on a recurring or non-recurring basis as of December 31, 2011 and 2010.

Stock-Based Compensation

The FASB requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. We recognize compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award. Stock-based compensation expense for 2011 and 2010 was $13,464 and $0, respectively.

Weighted-Average Shares Outstanding

Net income per common share is calculated based on the weighted average number of shares outstanding during the period. The following table sets forth, for the periods indicated, shares used in our computation of the weighted-average shares outstanding, which are used to calculate our basic and diluted net income per common share:

	2011	January 4, 2010 (inception) to December 31, 2010
Weighted Number of Shares Outstanding -basic	18,841,489	17,484,543

Effect of dilutive securities
None	-	-
Weighted Number of Shares Outstanding - diluted	18,841,489	17,484,543

There were no dilutive or anti-dilutive securities outstanding during the years 2011 and 2010. These securities consisted of stock options with exercise prices equal to or above the fair value per share of our common stock, par value $0.001 (“Common Stock”). Based on the Treasury Stock method, these securities were considered anti-dilutive.

Recently Issued Accounting Pronouncements:

In January 2010, the FASB issued FASB ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements,” which is now codified under FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” This ASU will require additional disclosures regarding transfers in and out of Levels 1 and 2 of the fair value hierarchy, as well as a reconciliation of activity in Level 3 on a gross basis (rather than as one net number). The ASU also provides clarification on disclosures about the level of disaggregation for each class of assets and liabilities and on disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. FASB ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures requiring a reconciliation of activity in Level 3. Those disclosures will be effective for interim and annual periods beginning after December 15, 2010. The adoption of the portion of this ASU effective after December 15, 2009, as well as the portion of the ASU effective after December 15, 2010, did not have an impact on our financial position, results of operations or cash flows.

In April 2010, the FASB issued FASB ASU No. 2010-17, “Milestone Method of Revenue Recognition,” which is now codified under FASB ASC Topic 605, “Revenue Recognition.” This ASU provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. Consideration which is contingent upon achievement of a milestone in its entirety can be recognized as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. A milestone should be considered substantive in its entirety, and an individual milestone may not be bifurcated. An arrangement may include more than one milestone, and each milestone should be evaluated individually to determine if it is substantive. FASB ASU No. 2010-17 was effective on a prospective basis for milestones achieved in fiscal years (and interim periods within those years) beginning on or after June 15, 2010, with early adoption permitted.

45

If an entity elects early adoption, and the period of adoption is not the beginning of its fiscal year, the entity should apply this ASU retrospectively from the beginning of the year of adoption. This ASU did not have any effect on the timing of revenue recognition and our results of operations or cash flows.

In December 2010, the FASB issued FASB ASU No. 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts,” which is now codified under FASB ASC Topic 350, “Intangibles — Goodwill and Other.” This ASU provides amendments to Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not a goodwill impairment exists. When determining whether it is more likely than not an impairment exists, an entity should consider whether there are any adverse qualitative factors, such as a significant deterioration in market conditions, indicating an impairment may exist. FASB ASU No. 2010-28 is effective for fiscal years (and interim periods within those years) beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, an entity with reporting units having carrying amounts which are zero or negative is required to assess whether is it more likely than not the reporting units’ goodwill is impaired. If the entity determines impairment exists, the entity must perform Step 2 of the goodwill impairment test for that reporting unit or units. Step 2 involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss results if the amount of recorded goodwill exceeds the implied goodwill. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. This ASU is not expected to have any material impact to our future financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of supplementary pro forma information for business combinations.” This update changes the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. ASU 2011-02 has become effective for the Company on September 1, 2012. The Company does not believe that the guidance will have a material impact on its financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on December 1, 2012. We are currently evaluating ASU 2011-04 and have not yet determined the impact that adoption will have on our financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on December 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on our financial position or results of operations.

46

In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

2. GOING CONCERN

As shown in the accompanying financial statements, the Company has no revenues, incurred net losses from operations resulting in an accumulated deficit of $340,947 and $286,476 as of December 31, 2011 and December 31, 2010 respectively. The Company incurred accumulated deficit of $627,423 from inception of January 4, 2010 to December 31, 2011. The Company has working capital of $66,326 as of December 31, 2011 and a working capital deficit of $193,717 as of December 31, 2010. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new ventures to increase revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. INCOME TAXES

We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with the FASB guidance on accounting for income taxes. Deferred tax assets are reduced by a valuation allowance when we believe it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components (amounts in thousands):

	For the Years Ended December 31,
	2011	2010
Current portion of deferred tax assets:
Benefit from carryforward of net operating loss	219,598	97,402
Less Valuation Allowance	(219,598)	(97,402)
Net deferred tax asset	-	-

The Company had no uncertain tax positions in 2010 or 2011.

At December 31, 2011, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $613,960 of unused net operating losses available for carry forward to future years. The benefit from carry forward of such net operating losses will expire between 2031 and 2032. Such benefit could be subject to further limitations if significant future ownership changes occur in the Company. The Company believes that a significant portion of its unused net operating loss carry forwards may never be utilized due to the fact that the Company is a development stage company and has not generated any revenue or earnings to date.

47

4. EQUITY

We are authorized by our Certificate of Incorporation to issue 95,000,000 shares of Common Stock, $0.001 par value, of which 18,440,000 shares of Common Stock were outstanding at December 31, 2010 and 19,017,600 at December 31, 2011. We are authorized by our Certificate of Incorporation to issue 5,000,000 shares of preferred stock, $0.001 par value, of which 100,000 shares of Series A Preferred Stock were outstanding at December 31, 2010 and December 31, 2011. The Series A Preferred Stock have voting rights to vote as a single class upon any matter submitted to the stockholders. The Series A shareholder shall have such number of votes as is determined by multiplying: (a) the number of shares of Series A Preferred Stock held by such shareholder; (b) the sum of the number of issued and outstanding shares of Series A Preferred Stock, any other series of preferred and Common Stock on a fully diluted basis; and (c) 0.000006. The Series A Preferred Stock has no conversion, dividend, or liquidation rights.

During the period ended December 31, 2010, the Company issued 17,000,000 shares of Common Stock to various founders and 100,000 shares of Series A Preferred Stock to a founder, Alain Belanger, the Company's Chief Executive Officer, for a total value of $17,100, which is equal to the par value. Payments of $16,000 of the stock subscription receivable were paid between February, 2011 and May, 2012. $1,000 remains outstanding as of the date of the audit report.

During the period ended December 31, 2010, the Company issued 1,440,000 shares of Common Stock to various investors for total proceeds of $489,600.

During the period ended December 31, 2011, the Company issued 528,000 shares of Common Stock to various investors for total cash proceeds of $179,520. Common stock were sold at $0.34 per share

On November 7, 2011, the Company issued 10,000 shares of Common Stock to investor for total cash proceeds of $6,500; the Common Stock was valued at $0.65 per share. The Common Stock issued included attached warrants: (i) Series A-100, 5,000 warrants to purchase 5,000 shares of Common Stock at $0.65 per share; (ii) Series A-200, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.25 per share; and (iii) Series A-300, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.75 per share.

During the period ended December 31, 2011, the Company issued 39,600 shares of Common Stock for consulting services valued at $13,464. The consulting services were valued based on the fair market value on the date of grant.

No dividends were paid during the periods ended December 31, 2011 and 2010.

Share-Based Awards

The Company has not issued any share-based awards to date.

Equity Incentive Plan

The Company has not adopted an Equity Incentive Plan.

Stock Options

The Company has not issued any stock options to date.

Warrant

On November 7, 2011, the Company issued 10,000 shares of Common Stock to an investor for total cash proceeds of $6,500; the Common Stock was valued at $0.65 per share. The Common Stock issued included attached warrants: (i) Series A-100, 5,000 warrants to purchase 5,000 shares of Common Stock at $0.65 per share; (ii) Series A-200, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.25 per share; and (iii) Series A-300, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.75 per share.

The relative fair value of warrant attached to Common Stock issued was estimated at the date of grant using the Black-Sholes pricing model. The relative fair value of warrants attached to Common Stock issued is $2,843 and the relative fair value of the Common Stock is $3,657 as of December 31, 2011. The Black-Sholes pricing model assumptions used are follows: expected dividend yield, 0%; risk-free interest rate, 0.38%; expected volatility, 154%, and expected warrant life of 3 years.

The following table summarizes the continuity of the Company’s share purchase warrants:

	Number of Warrants	Weighted average Exercise price	Weighted average Remaining contractual life
Balance, December 31, 2010	-
Issued	10,000	$1.22	2.85

Exercised	-
Balance, December 31, 2011	10,000	$1.22	2.85

48

5. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We have not been involved in any legal actions in the normal course of business. There is currently no active or threatened litigation in process.

Operating Leases

The Company has not entered into any leases to date.

Employment Contracts

We currently do not have employment contracts with our senior executives.

Other

We may be subject to various other types of claims and disputes arising in the ordinary course of our business. While the resolution of such issues is not presently determinable, we believe that the ultimate resolution of such matters will not have a significant effect on our financial condition, results of operations and cash flows.

6. RELATED PARTY TRANSACTIONS

On January 5, 2010, the Company entered into an Intellectual Property License Agreement with Corruven Canada, Inc. (the “License”). The License provided the Company an exclusive license for various patents and patent applications related to materials, methods and devices relating to Corruven Composite Panel. The License provides that the Company shall pay to Corruven Canada, Inc. an annual royalty license fee of one percent (1%) of net sales of the products sold by the Company pursuant to the License. No products have been sold to date. In addition, the Company entered into a Research and Development Agreement (the “R&D Agreement”) with Corruven Canada, Inc. in which the Company agreed to expend certain funds for the right of using the technologies and patents developed by Corruven Canada, Inc. Corruven Canada, Inc. is considered a related party due to the ownership by Alain Belanger, the Company's CEO and majority shareholder. Pursuant to the R&D Agreement, as amended, the Company is required to pay Corruven Canada, Inc.: (i) a total of $1,653,274 over a five year period as follows: $495,982 on or before January 5, 2012; $440,873 on or before January 5, 2013; $385,764 on or before January 5, 2014; $330,655 on or before January 5, 2015; and (ii) $275,546 on or before January 5 of each following year thereafter for the life of the R&D Agreement. These payments are accrued for on a monthly basis during the period prior to the payment date. The Company made payments under this agreement in the amount of $150,000 during the year 2010 and $463,738 during the year 2011. These payments total $613,738. The excess of the payments over the $495,982 due of $117,756 was expensed as additional R&D expense in 2011. The amount owed to this related party was $97,991 as of December 31, 2010 which was paid in 2011. In addition, during 2011, the Company sold its fixed assets for $14,167 to Corruven Canada as payment for R&D services performed. A gain on sale of $2,900 was booked to additional paid in capital.

7. SUBSEQUENT EVENTS

During 2012, the Company issued 625,306 common shares to investors for proceeds of $406,448.

There are no additional subsequent events of a material nature as of the date of the audit report.

49

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET

	As of:
	June 30, 2012	December 31, 2011
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	62,806	55,732
Other Receivable	7,033	5,678
Deposit	-	4,916
Total Current Assets	69,839	66,326
Fixed Assets
Fixed Assets	-	-
Accumulated Depreciation	-	-
Fixed Assets, Net	-	-
TOTAL ASSETS	69,839	66,326
LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	427	-
Accounts Payable - related party	434	-
TOTAL LIABILITIES	861	-
EQUITY
Series A Preferred Stock ($0.001 par, 5,000,000 shares authorized, 100,000 issued and outstanding at June 30, 2012 and December 31, 2011)	100	100
Common Stock ($0.001 par, 95,000,000 shares authorized, 19,566,091 and 19,017,600 issued and outstanding at June 30, 2012 and December 31, 2011 respectively)	19,566	19,018
Additional Paid in Capital	1,045,937	689,966
Stock Subscriptions Receivable	(8,600)	(3,467)
Accumulated Other Comprehensive Income	(18,957)	(11,868)
Deficit accumulated during the development stage	(969,068)	(627,423)
TOTAL EQUITY	68,978	66,326
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	69,839	66,326

50

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS

(UNAUDITED)

			January 4, 2010
	Six months ended		(inception) to June
	June 30, 2012	June 30, 2011	30, 2012
REVENUE	-	-	-
OPERATING COSTS AND EXPENSES
General and administrative expenses	341,645	184,528	969,149
LOSS FROM OPERATIONS	341,645	184,528	969,149
OTHER (INCOME) AND EXPENSES
Interest Income	-	(17)	(81)
Gain on Asset Disposal	-	-	-
TOTAL OTHER INCOME AND EXPENSE	-	(17)	(81)
INCOME BEFORE TAXES
Income Taxes	-	-	-
NET INCOME (LOSS)	(341,645)	(184,511)	(969,068)

OTHER COMPREHENSIVE INCOME
Gain(Loss) on Foreign Currency Translation	(7,089)	(8,505)	(18,957)
NET OTHER COMPREHENSIVE INCOME	(348,734)	(193,016)	(988,025)

Net Income per Common Share (basic & diluted)	(0.02)	(0.01)
Weighted Average Shares Outstanding (basic & diluted)	19,251,722	18,761,228

51

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDER’S EQUITY

	Common Stock		Preferred A Stock		Additional	Common Stock	Accumulated Other	Deficit accumulated during the	Total
	Shares		Shares		Paid in	Subscriptions	Comprehensive	development	Stockholder’s
	Outstanding	Amount	Outstanding	Amount	Capital	Receivable	Income (Loss)	stage	Equity
Balance January 4, 2010 (inception)	-	-	-	-	-	-	-	-	-
Shares issued to founders	17,000,000	17,000	100,000	100	-	(17,100)			-
Shares issued for cash	1,440,000	1,440			488,160	-			489,600
Gain on Foreign Currency Translation							2,804		2,804
Net Loss	-	-	-		-	-		(286,476)	(286,476)
Balance December 31, 2010	18,440,000	18,440	100,000	100	488,160	(17,100)	2,804	(286,476)	205,928
Cash received on subscription receivable						13,633			13,633
Shares issued for cash	538,000	538			185,482				186,020
Shares issued for services	39,600	40			13,424				13,464
Gain on Asset disposal from related party					2,900				2,900
Loss on Foreign Currency Translation							(14,672)		(14,672)
Net Loss	-	-	-		-	-		(340,947)	(340,947)
Balance December 31, 2011	19,017,600	19,018	100,000	100	689,966	(3,467)	(11,868)	(627,423)	66,326
Cash received on subscription receivable						1,367			1,367
Shares issued for cash	547,491	547			355,322	(6,500)			349,369
Shares issued for services	1,000	1			649				650
Gain on Foreign Currency Translation							(7,089)		(7,089)
Net Loss	-	-	-		-	-		(341,645)	(341,645)
Balance June 30, 2012 (unaudited)	19,566,091	19,566	100,000	100	1,045,937	(8,600)	(18,957)	(969,068)	68,978

52

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Six months Ended		January 4, 2010 (inception) to June
	June 30, 2012	June 30, 2011	30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	(341,645)	(184,511)	(969,068)
Adjustments to reconcile net income to net cash used in operating activities
Stock based compensation	650	13,464	14,114
Depreciation expense	-	-	2,900
Changes in operating assets and liabilities:
Other Receivable	(1,355)	(10,895)	(7,033)
Deposits	4,916	(5,000)	-
Accounts payable	427	1,912	427
Accounts payable-related parties	434	(97,991)	14,601
CASH USED FOR OPERATING ACTIVITIES	(336,573)	(283,021)	(944,059)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash received (paid) for fixed assets	-	-	(14,167)
CASH USED FOR INVESTING ACTIVITIES	-	-	(14,167)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	350,736	172,380	1,039,989
CASH PROVIDED BY FINANCING ACTIVITIES	350,736	172,380	1,039,989

Gain(Loss) on Foreign Currency Translation	(7,089)	(8,505)	(18,957)

NET INCREASE (DECREASE) IN CASH	7,074	(119,146)	62,806

CASH AT BEGINNING OF YEAR	55,732	293,136	-
CASH AT PERIOD END	62,806	173,990	62,806

NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock Subscription Receivable	6,500	(17,100)	8,600

53

CORRUVEN, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD ENDING JUNE 30, 2012

1.	NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Corruven, Inc., a Nevada corporation (“Corruven,” “Company,” “we,” “us,” or “our”) is a U.S. based development-stage company that intends to develop and market a lightweight composite panel, Corruven, fabricated mainly from unrolled "veneer" providing numerous advantages for various applications in different construction sectors.

The Company was originally incorporated on January 4, 2010.

Development Stage Company

The Company is currently considered a development stage company. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date. An entity remains in the development stage until such time as, among other factors, revenues have been realized. To date, the development stage of the Company's operations consists of developing the business model and marketing concepts.

Use of Estimates

Our accounting and reporting policies conform with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing the financial statements, we are required to make estimates and assumptions that impact the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates.

Principles of Consolidation

We have no wholly owned subsidiaries.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company maintains its cash balances in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.  Management believes that the Company is not exposed to any significant credit risk on cash.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. The Company has not recognized any revenue to date.

54

Stock Subscriptions Receivable

The Company issued shares of common and preferred stock for cash that was not received until after June 30, 2012. These shares are classified in Stock Subscriptions Receivable.

Cash and Cash Equivalents

Cash and cash equivalents include certificates of deposit and all highly liquid debt instruments with maturities of three months or less when purchased.

Foreign Currency Translation

The Company’s functional currency is the Canadian dollar. The Company uses the United States dollar for financial reporting purposes.  Assets and liabilities of foreign operations are translated using current rates of exchange prevailing at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transaction occurred.  Statement of Operations amounts are translated at average rates in effect for the reporting period. The foreign currency translation adjustment loss of $8,505 and $7,089 for the six months ended June 30, 2011 and June 30, 2012 respectively, have been reported as a component of comprehensive loss in the statement of stockholders’ equity and comprehensive loss. Translation gains or losses are shown as a separate component of stockholders’ equity.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation, and we depreciate it on a straight-line basis over the estimated useful lives of the assets. Additions and improvements (including interest costs for construction of qualifying long-lived assets) are capitalized. Maintenance and repair expenses are charged to expense as incurred. The cost of property and equipment sold or disposed of and the related accumulated depreciation are eliminated from the property and related accumulated depreciation accounts, and any gain or loss is credited or charged to other income (expense).

We generally provide for depreciation over the following estimated useful service lives. Additionally, if there are indicators that certain assets may be potentially impaired we will analyze such assets in accordance with the related FASB standard.

Years
Equipment	5

The following table summarizes the activity related to our property and equipment as of June 30, 2012 and 2011:

	As of June 30,
	2012	2011
Lab Equipment	-	14,167
Accumulated Depreciation	-	(1,956)
Net Equipment	-	12,211
Assets Disposed of	-	0
Net Equipment	-	12,211

Depreciation expense for the six months ended June 30, 2011 and 2011 was $0 and $0, respectively.

The Lab Equipment was sold to related party, Corruven Canada, Inc. in lieu of payment for research and development services performed during in 2011. The gain on the sale of the assets was booked to APIC since the transaction was with a related party.

55

Fair Value

The Company adopted the FASB standard related to fair value measurement at inception. The standard defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and, accordingly, does not require any new fair value measurements. The standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the standard established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

Level 1. Observable inputs such as quoted prices in active markets;

Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company had no assets or liabilities valued at fair value on a recurring or non-recurring basis as of June 30, 2012 and December 31, 2011.

Stock-Based Compensation

The FASB requires that all stock-based compensation be recognized as an expense in the financial statements and that such cost be measured at the fair value of the award. We recognize compensation cost on a straight-line basis over the requisite service period for each separately vesting portion of the award. Stock-based compensation expense for the six months ended June 30, 2012 and 2011 was $650 and $13,464, respectively.

Weighted-Average Shares Outstanding

Net income per common share is calculated based on the weighted average number of shares outstanding during the period. The following table sets forth, for the periods indicated, shares used in our computation of the weighted-average shares outstanding, which are used to calculate our basic and diluted net income per common share:

	June 30, 2012	June 30, 2011
Weighted Number of Shares Outstanding -basic	19,251,722	18,761,228

Effect of dilutive securities
None	-	-
Weighted Number of Shares Outstanding - diluted	19,251,722	18,761,228

There were no dilutive or anti-dilutive securities outstanding for the six months ended June 30, 2012 and 2011. These securities consisted of stock options with exercise prices equal to or above the fair value per share of our common stock. Based on the Treasury Stock method, these securities were considered anti-dilutive.

Recently Issued Accounting Pronouncements:

In January 2010, the FASB issued FASB ASU No. 2010-06, “Improving Disclosures about Fair Value Measurements,” which is now codified under FASB ASC Topic 820, “Fair Value Measurements and Disclosures.” This ASU will require additional disclosures regarding transfers in and out of Levels 1 and 2 of the fair value hierarchy, as well as a reconciliation of activity in Level 3 on a gross basis (rather than as one net number). The ASU also provides clarification on disclosures about the level of disaggregation for each class of assets and liabilities and on disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. FASB ASU No. 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for the disclosures requiring a reconciliation of activity in Level 3. Those disclosures will be effective for interim and annual periods beginning after December 15, 2010. The adoption of the portion of this ASU effective after December 15, 2009, as well as the portion of the ASU effective after December 15, 2010, did not have an impact on our financial position, results of operations or cash flows.

56

In April 2010, the FASB issued FASB ASU No. 2010-17, “Milestone Method of Revenue Recognition,” which is now codified under FASB ASC Topic 605, “Revenue Recognition.” This ASU provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. Consideration which is contingent upon achievement of a milestone in its entirety can be recognized as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. A milestone should be considered substantive in its entirety, and an individual milestone may not be bifurcated. An arrangement may include more than one milestone, and each milestone should be evaluated individually to determine if it is substantive. FASB ASU No. 2010-17 was effective on a prospective basis for milestones achieved in fiscal years (and interim periods within those years) beginning on or after June 15, 2010, with early adoption permitted.

If an entity elects early adoption, and the period of adoption is not the beginning of its fiscal year, the entity should apply this ASU retrospectively from the beginning of the year of adoption. This ASU did not have any effect on the timing of revenue recognition and our results of operations or cash flows.

In December 2010, the FASB issued FASB ASU No. 2010-28, “When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts,” which is now codified under FASB ASC Topic 350, “Intangibles — Goodwill and Other.” This ASU provides amendments to Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not a goodwill impairment exists. When determining whether it is more likely than not an impairment exists, an entity should consider whether there are any adverse qualitative factors, such as a significant deterioration in market conditions, indicating an impairment may exist. FASB ASU No. 2010-28 is effective for fiscal years (and interim periods within those years) beginning after December 15, 2010. Early adoption is not permitted. Upon adoption of the amendments, an entity with reporting units having carrying amounts which are zero or negative is required to assess whether is it more likely than not the reporting units’ goodwill is impaired. If the entity determines impairment exists, the entity must perform Step 2 of the goodwill impairment test for that reporting unit or units. Step 2 involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss results if the amount of recorded goodwill exceeds the implied goodwill. Any resulting goodwill impairment should be recorded as a cumulative-effect adjustment to beginning retained earnings in the period of adoption. This ASU is not expected to have any material impact to our future financial statements.

In December 2010, the FASB issued ASU 2010-29, “Business Combinations (Topic 805): Disclosure of supplementary pro forma information for business combinations.” This update changes the disclosure of pro forma information for business combinations. These changes clarify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. Also, the existing supplemental pro forma disclosures were expanded to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In April 2011, the FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. ASU 2011-02 has become effective for the Company on September 1, 2012. The Company does not believe that the guidance will have a material impact on its financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs”, which is effective for annual reporting periods beginning after December 15, 2011. This guidance amends certain accounting and disclosure requirements related to fair value measurements. Additional disclosure requirements in the update include: (1) for Level 3 fair value measurements, quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements to changes in the unobservable inputs; (2) for an entity’s use of a nonfinancial asset that is different from the asset’s highest and best use, the reason for the difference; (3) for financial instruments not measured at fair value but for which disclosure of fair value is required, the fair value hierarchy level in which the fair value measurements were determined; and (4) the disclosure of all transfers between Level 1 and Level 2 of the fair value hierarchy. ASU 2011-04 will become effective for the Company on December 1, 2012. We are currently evaluating ASU 2011-04 and have not yet determined the impact that adoption will have on our financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income”, which is effective for annual reporting periods beginning after December 15, 2011. ASU 2011-05 will become effective for the Company on December 1, 2012. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, items of other comprehensive income that are reclassified to profit or loss are required to be presented separately on the face of the financial statements. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of ASU 2011-05 is not expected to have a material impact on our financial position or results of operations.

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In September 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The guidance in ASU 2011-08 is intended to reduce complexity and costs by allowing an entity the option to make a qualitative evaluation about the likelihood of goodwill impairment to determine whether it should calculate the fair value of a reporting unit. The amendments also improve previous guidance by expanding upon the examples of events and circumstances that an entity should consider between annual impairment tests in determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Also, the amendments improve the examples of events and circumstances that an entity having a reporting unit with a zero or negative carrying amount should consider in determining whether to measure an impairment loss, if any, under the second step of the goodwill impairment test. The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The adoption of this guidance is not expected to have a material impact on the Company’s financial position or results of operations.

2. GOING CONCERN

As shown in the accompanying financial statements, the Company has no revenues, incurred net losses from operations resulting of $341,645 and $182,069 for the six months ended June 30, 2012 and 2011 respectively. The Company has incurred an accumulated deficit of $969,068 from inception of January 4, 2010 to June 30, 2012. The Company has working capital of $68,978 as of June 30, 2012 and $66,326 as of December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is actively pursuing new ventures to increase revenues. In addition, the Company is currently seeking additional sources of capital to fund short term operations. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

3. INCOME TAXES

We utilize the asset and liability approach to measuring deferred tax assets and liabilities based on temporary differences existing at each balance sheet date using currently enacted tax rates in accordance with the FASB guidance on accounting for income taxes. Deferred tax assets are reduced by a valuation allowance when we believe it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components:

	For the Six Months Ended June 30,
	2012	2011
Current portion of deferred tax assets:
Benefit from carryforward of net operating loss	334,234	160,133
Less Valuation Allowance	(334,234)	(160,133)
Net deferred tax asset	-	-

The Company had no uncertain tax positions in 2011 or 2012.

At June 30, 2012, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $954,955 of unused net operating losses available for carry forward to future years. The benefit from carry forward of such net operating losses will expire between 2031 and 2032. Such benefit could be subject to further limitations if significant future ownership changes occur in the Company. The Company believes that a significant portion of its unused net operating loss carry forwards may never be utilized due to the fact that the Company is a development stage company and has not generated any revenue or earnings to date.

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4. EQUITY

We are authorized by our Certificate of Incorporation to issue 95,000,000 shares of common stock, $0.001 par value, of which 19,017,600 shares of common stock were outstanding at December 31, 2011 and 19,566,091 at June 30, 2012. We are authorized by our Certificate of Incorporation to issue 5,000,000 shares of preferred stock, $0.001 par value, of which 100,000 shares of Series A preferred stock were outstanding at June 30, 2012 and December 31, 2011. The Series A preferred stock have voting rights to vote as a single class upon any matter submitted to the stockholders. The Series A shareholder shall have such number of votes as is determined by multiplying (a) the number of shares of Series A preferred stock held by such shareholder, (b) the sum of the number of issued and outstanding shares of Series A preferred stock, any other series of preferred and common stock on a fully diluted basis and (c) 0.000006. The Series A preferred have no conversion, dividend, or liquidation rights.

During the period ended December 31, 2011, the Company issued 528,000 shares of common stock to various investors for total cash proceeds of $179,520. Common stock were sold at $0.34 per share

On November 7, 2011, the Company issued 10,000 shares of common stock to investor for total cash proceeds of $6,500, the common stock was valued at $0.65 per share. The common stock issued included attached warrants, Series A-100, 5,000 warrants to purchase 5,000 shares of common stock at $0.65 per share; Series A-200, 2,500 warrants to purchase 2,500 shares of common stock at $1.25 per share; and Series A-300, 2,500 warrants to purchase 2,500 shares of common stock at $1.75 per share.

During the period ended December 31, 2011, the Company issued 39,600 shares of common stock for services valued at $13,464. The services were valued based on the fair market value on the date of grant.

During the period ended June 30, 2012, the Company issued 547,491 shares of common stock to various investors for total cash proceeds of $349,369 and stock subscription receivable of $6,500. Common stock was sold at $0.65 per share.

During the period ended June 20, 2012, the Company issued 1,000 shares of common stock for services valued at $650. The services were valued based on the fair market value on the date of grant.

No dividends were paid during the periods ended June 30, 2012 and 2011.

Share-Based Awards

The Company has not issued any share-based awards to date.

Equity Incentive Plan

The Company has not adopted an Equity Incentive Plan.

Stock Options

The Company has not issued any stock options to date.

Warrants

On November 7, 2011, the Company issued 10,000 shares of common stock to an investor for total cash proceeds of $6,500, the common stock was valued at $0.65 per share. The common stock issued included attached warrants, Series A-100, 5,000 warrants to purchase 5,000 shares of common stock at $0.65 per share; Series A-200, 2,500 warrants to purchase 2,500 shares of common stock at $1.25 per share; and Series A-300, 2,500 warrants to purchase 2,500 shares of common stock at $1.75 per shares.

The relative fair value of the warrant attached to common stock issued was estimated at the date of grant using the Black-Sholes pricing model. The relative fair value of the warrants attached to the common stock issued is $2,843 and the relative fair value of the common stock is $3,657 as of the issue date. The Black-Sholes pricing model assumptions used are as follows: expected dividend yield of 0%; risk-free interest rate of 0.38%; expected volatility of 154%, and warrant term of 3 years.

During the six months ended June 30, 2012, the Company issued 547,502 shares of common stock to investors for total cash proceeds of $350,736. The common stock issued included attached warrants, Series A-100, 273,748 warrants to purchase 273,748 shares of common stock at $0.65 per share; Series A-200, 136,877 warrants to purchase 136,877 shares of common stock at $1.25 per share; and Series A-300, 178,433 warrants to purchase 178,433 shares of common stock at $1.75 per share. The units (common stock plus warrants) were valued at $0.65 per share.

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The relative fair value of the warrant attached to the common stock issued was estimated at the date of grant using the Black-Sholes pricing model. The relative fair value of the warrants attached to the common stock issued is $127,772 and the relative fair value of the common stock is $228,097 as of the issue date. The Black-Sholes pricing model assumptions used are as follows: expected dividend yield of 0%; risk-free interest rate of 0.34-0.83%; expected volatility of 347-546%, and warrant term of 3-5 years

The following table summarizes the continuity of the Company’s share purchase warrants:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Balance, December 31, 2011	10,000	1.22	2.85
Issued	589,058	1.12	3.32
Exercised	-
Balance, June 30, 2012	599,058	1.12	3.09

5. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We have not been involved in any legal actions in the normal course of business. There is currently no active or threatened litigation in process.

Operating Leases

The Company has not entered into any leases to date.

Employment Contracts

We currently do not have employment contracts with our senior executives.

Other

We may be subject to various other types of claims and disputes arising in the ordinary course of our business. While the resolution of such issues is not presently determinable, we believe that the ultimate resolution of such matters will not have a significant effect on our financial condition, results of operations and cash flows.

6. RELATED PARTY TRANSACTIONS

On January 5, 2010, the Company entered into an Intellectual Property License Agreement with Corruven Canada, Inc. (the “License”). The License provided the Company an exclusive license for various patents and patent applications related to materials, methods and devices relating to Corruven wood panel. The License provides that the Company shall pay to Corruven Canada, Inc. an annual royalty license fee of one percent (1%) of net sales of the products sold by the Company pursuant to the License. No products have been sold to date. In addition, the Company entered into a Research and Development Agreement (the “R&D Agreement”) with Corruven Canada, Inc. in which the Company agreed to expend certain funds for the right of using the technologies and patents developed by Corruven Canada, Inc. Corruven Canada, Inc. is considered a related party due to the ownership by Alain Belanger, the Company's CEO and majority shareholder. Pursuant to the R&D Agreement, as amended, the Company is required to pay Corruven Canada, Inc.: (i) a total of $1,653,274 over a five year period as follows: $495,982 on or before January 5, 2012; $440,873 on or before January 5, 2013; $385,764 on or before January 5, 2014; $330,655 on or before January 5, 2015; and (ii) $275,546 on or before January 5 of each following year thereafter for the life of the R&D Agreement. These payments are accrued for on a monthly basis during the period prior to the payment date. The Company made payments under this agreement in the amount of $150,000 during the year 2010 and $463,738 during the year 2011. These payments total $613,738. The excess of the payments over the $495,982 due of $117,756 was expensed as additional R&D expense in 2011. The amount owed to this related party was $97,991 as of December 31, 2010 which was paid in 2011. In addition, during 2011, the Company sold its fixed assets for $14,167 to Corruven Canada as payment for R&D services performed. A gain on sale of $2,900 was booked to additional paid in capital. The Company has made payments of $318,515 through June 30, 2012. These payments have been expensed as R&D expense under the terms of the R&D Agreement.

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7. SUBSEQUENT EVENTS

From the period beginning on July 1, 2012 through the date of this Registration Statement, the Company issued 58,500 shares of Common Stock to various consultants for consulting services valued at $38,025. The shares of Common Stock issued for the consulting services were valued at $0.65 based on the fair market value on the date of grant.

From the period beginning on July 1, 2012 through the date of this Registration Statement, the Company issued 434,055 shares of common stock to various investors for total cash proceeds of $282,133.19. Common Stock was sold at $0.65 per share. The common stock issued included: 217,030 Series A-100 warrants to purchase 217,030 shares of common stock at $0.65 per share; 108,517 Series A-200 warrants to purchase 108,517 shares of common stock at $1.25 per share; and 128,167 Series A-300 warrants to purchase 128,167 shares of common stock at $1.75 per share.

There are no additional subsequent events of a material nature as of the date of the review report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this Registration Statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Commission.

Commission registration fee	$593.69
Printing and engraving expenses	$100.00
Legal fees and expenses	$12,000.00
Accounting fees and expenses	$33,800.00
Miscellaneous expenses	$500.00
Total	$46,993.69

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Year Ending December 31, 2010

During the year ending December 31, 2010, the Company issued 17,000,000 shares of Common Stock to various founders and 100,000 shares of Series A Preferred Stock to a founder, Alain Belanger, the Company's Chief Executive Officer. These shares were issued at par value for a total value of $17,100.

During the year ended December 31, 2010, the Company issued 1,440,000 shares of Common Stock to various investors at a purchase price per share of $0.34 for total proceeds of $489,600.

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Year Ending December 31, 2011

During the year ended December 31, 2011, the Company issued 528,000 shares of Common Stock to various investors for a purchase price per share of $0.34 for total cash proceeds of $179,520.

During the year ended December 31, 2011, the Company issued 39,600 shares of Common Stock to various consultants for consulting services valued at $13,464. The shares of Common Stock issued for the consulting services were valued at $0.34 based on the fair market value on the date of grant.

During the year ended December 31, 2011, the Company issued 10,000 shares of Common Stock to one investor for total cash proceeds of $6,500; the Common Stock was valued at $0.65 per share. The Common Stock issued included attached warrants: (i) Series A-100, 5,000 warrants to purchase 5,000 shares of Common Stock at $0.65 per share; (ii) Series A-200, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.25 per share; and (iii) Series A-300, 2,500 warrants to purchase 2,500 shares of Common Stock at $1.75 per share.

Period Ending June 30, 2012

During the period ended June 30, 2012, the Company issued 1,000 shares of common stock to a consultant for consulting services valued at $650. The services were valued based on the fair market value on the date of grant.

During the period ended June 30, 2012, the Company issued 547,491 shares of common stock to various investors for total cash proceeds of $349,369 and stock subscription receivable of $6,500. Common Stock was sold at $0.65 per share. The common stock issued included: 278,748 Series A-100 warrants to purchase 278,748 shares of common stock at $0.65 per share; 139,377 Series A-200 warrants to purchase 139,377 shares of common stock at $1.25 per share; and 139,377 Series A-300 warrants to purchase 139,377 shares of common stock at $1.75 per share.

Subsequent Events

From the period beginning on July 1, 2012 through the date of this Registration Statement, the Company issued 58,500 shares of Common Stock to various consultants for consulting services valued at $38,025. The shares of Common Stock issued for the consulting services were valued at $0.65 based on the fair market value on the date of grant.

From the period beginning on July 1, 2012 through the date of this Registration Statement, the Company issued 434,055 shares of common stock to various investors for total cash proceeds of $282,133.19 . Common Stock was sold at $0.65 per share. The common stock issued included: 217,030 Series A-100 warrants to purchase 217,030 shares of common stock at $0.65 per share; 108,517 Series A-200 warrants to purchase 108,517 shares of common stock at $1.25 per share; and 128,167 Series A-300 warrants to purchase 128,167 shares of common stock at $1.75 per share.

All of the above offerings and sales were deemed to be exempt under Regulation D, Regulation S and/or Section 4(1) or 4(2) of the Securities Act, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited or exempted investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act. In addition to representations by the above-referenced persons, where applicable, we have made independent determinations that the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 16. EXHIBITS

The following exhibits are included as part of this Form S-1.

Exhibit #	Description
3.1	Articles of Incorporation of Corruven, Inc. as amended
3.2	Corporate Bylaws for Corruven, Inc.
5.1	Legal opinion and consent of The Bingham Law Group, APC.
10.1	Intellectual Property License Agreement with Corruven Canada, Inc.
10.2	Research and Development Agreement (and amendments thereto) with Corruven Canada, Inc.
10.3	Sample Series A-100 Warrant
10.4	Sample Series A-200 Warrant
10.5	Sample Series A-300 Warrant
23.1	Consent of Corruven’s Legal Counsel The Bingham Law Group, APC (included with Exhibit 5.1)
23.2	Consent of Corruven, Inc.'s Auditors M&K CPAS, PLLC

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ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b), if in the Aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) To include any additional material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)          That for purposes of determining liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kedgwick, New Brunswick, Canada, October 31, 2012.

CORRUVEN, INC

By:	/s/ Alain Belanger
Alain Belanger
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Alain Belanger	Chairman of the Board and Chief Executive Officer	October 31, 2012
Alain Belanger	(Principal Executive Officer)

/s/ Denis Duguay	Secretary, Chief Financial Officer and Director	October 31, 2012
Denis Duguay	(Principal Accounting Officer)

/s/ Real Gravel	Director	October 31, 2012
Real Gravel

/s/ Mamadou Paco Ndongo	Vice President of Innovations and Director	October 31, 2012
Mamadou Paco Ndongo

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EXHIBIT INDEX

Exhibit #	Description
3.1	Articles of Incorporation of Corruven, Inc. as amended
3.2	Corporate Bylaws for Corruven, Inc.
5.1	Legal opinion and consent of The Bingham Law Group, APC.
10.1	Intellectual Property License Agreement with Corruven Canada, Inc.
10.2	Research and Development Agreement (and amendments thereto) with Corruven Canada, Inc.
10.3	Sample Series A-100 Warrant
10.4	Sample Series A-200 Warrant
10.5	Sample Series A-300 Warrant
23.1	Consent of Corruven’s Legal Counsel The Bingham Law Group, APC (included with Exhibit 5.1)
23.2	Consent of Corruven, Inc.'s Auditors M&K CPAS, PLLC

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